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                                                                     Otter Creek
                                                                      MANAGEMENT

                       Institutional Shareholder Services

                        Financial Industries Corporation

                                  July 9, 2003
                                    2:00 p.m.

7/9/2003

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                                                                     Otter Creek
                                                                      MANAGEMENT

Table of Contents

1.    Otter Creek Management Background

2.    Developments Leading to Roy F. Mitte Termination

3.    Affidavit of Roger Keith Long

4.    FIC Financial Services New Era Marketing Initiative

5. Prior Americo Marketing Initiative Resulting in Law Suit and $10 Million Settlement

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Management

R. Keith Long, President

o Began his career in May 1973 as portfolio manager for Lionel Edie & Co. (a wholly owned subsidiary of Merrill Lynch focused on large growth stocks)

o Joined Delphi Capital Management in 1979 and served as an equity portfolio manager and analyst

o Moved to the CBOT as a fixed income trader specializing in cash/futures arbitrage for Tradelink in 1980

o Joined Kidder Peabody in 1981 as a fixed income analyst and arbitrageur, focused on cash/futures arbitrage of the 10-year T-Note

o Moved to Morgan Stanley in 1983 and was responsible for long bond cash/futures arbitrage

o     Formed Otter Creek Management in 1991

o     Mr. Long received his undergraduate and MBA degrees from Indiana
      University

Joseph W. O'Neill, Jr., CFO

o     Joined Otter Creek Management in 2002

o     Experience includes:

      -     Management consulting for Intertrade Corporation

      -     Business development for Florida Crystals Corporation

      - Managing electronic banking and residential lending for Ocwen Financial Corporation

      -     Program management for Rockwell International

      - International business development, manufacturing analysis, and production assembly for Chrysler Corporation

o Received his BS Industrial Engineering degree from Lehigh University and his MBA from the University of Michigan, Ann Arbor.

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                                                                     Otter Creek
                                                                      MANAGEMENT

Management

Jeffrey K. Racenstein, Portfolio Manager

o     Joined Otter Creek Management in 1999 as Portfolio Manager

o Experience includes small cap long/short equity research at Avalon Research Group, finance at a public heating oil company, and accounting experience at Price Waterhouse, where he received his CPA license

o Received a BBA in Accounting from the University of Michigan and earned his MBA from the Stern School of Business at New York University

Neil A. Levy, Portfolio Manager

o     Joined Otter Creek Management in 2001 as Portfolio Manager

o Experience includes equity research in the contract manufacturing space at Needham & Co., and controller of an investment management firm in Manhattan

o Began his career at Goldstein Golub Kessler PLCA, where he received his CPA license.

o Received a BS in Accounting at Lehigh University and earned his MBA from the Stern School of Business at New York University.

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                                                                     Otter Creek
                                                                      MANAGEMENT

Investment Entities & Approach

Investment Entities

Assets Under Management (6/30/03)

    Otter Creek Partners I, LP                  $107 million
    Otter Creek International, Ltd.              181
    HHMI XIII, LLC                                28
                                                ----
         Total AUM                              $316 million

Investment Approach

o U.S. securities on a long/short basis with low net market exposure utilizing a bottom-up, value-driven approach

o     All investment decisions are driven by intensive balance sheet analysis

o The fund will take debt positions when relative value opportunities are identified in the capital structure

o     Low turnover (1.32) and long time horizon investment approach

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                                                                     Otter Creek
                                                                      MANAGEMENT

Historical Performance

         Jan     Feb      Mar      Apr      May      Jun      Jul      Aug      Sep      Oct       Nov      Dec       YTD
---------------------------------------------------------------------------------------------------------------------------
1991                                                                   1.21%    1.73%   -0.97%     4.41%    2.36%     8.97%
1992     2.50%   1.05%    2.76%    0.46%    2.47%    0.35%    0.49%    0.94%    0.74%    0.63%     1.51%    1.43%    16.41%
1993     3.77%   2.52%    2.68%    0.00%    1.07%    0.80%    2.58%    1.26%    1.10%    1.17%     2.00%    1.79%    22.75%
1994     2.52%   0.48%   -0.13%    0.00%    1.09%    3.63%    0.43%    0.83%    1.48%    0.12%    -0.76%    0.25%    10.30%
1995    -0.08%   2.16%    1.69%    2.61%    1.54%    2.25%   -0.07%    1.51%   -0.54%    1.16%    -0.01%    2.20%    15.34%
1996     1.94%   1.68%    0.85%    0.95%   -4.82%    1.15%    1.29%    3.32%    1.68%    3.30%     3.29%    1.67%    17.27%
1997    -1.55%   3.27%    2.89%   -0.13%   -2.45%   -0.27%   -3.29%    1.63%   -2.97%    2.09%    -2.59%    3.49%    -0.26%
1998     3.07%   1.29%   -0.92%    0.56%    0.31%    1.78%    7.03%    2.92%    0.63%    1.94%    -0.43%   -1.63%    17.55%
1999    -0.60%   0.39%   -0.78%    0.90%    5.13%    0.27%    2.69%    1.24%    0.61%    2.83%     1.72%    3.20%    18.92%
2000     1.45%   2.90%    6.41%    3.65%    3.22%    0.94%    1.03%    1.44%    2.01%    3.30%     1.34%    1.99%    33.92%
2001     5.02%  -0.04%    0.49%    1.76%    1.35%    0.15%    1.29%    0.39%   -2.06%    2.62%    -0.54%    1.13%    12.01%
2002     0.40%  -0.22%    1.59%    0.47%   -0.24%   -1.44%   -2.59%   -0.06%   -1.13%    2.63%     3.85%    0.77%     3.93%
2003     2.05%   1.16%    1.56%    0.50%    2.12%    0.33%                                                            7.96%

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                                                                     Otter Creek
                                                                      MANAGEMENT

Prior Relevant Experience

o     Initiated investment in Financial Institutions Insurance Group circa
      1991/1992.

o     Requested and was granted Board seat in 1991

o     Elected Chairman of the Board in 1995

o     Company sold to Castle Harland in 1996

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                                                                     Otter Creek
                                                                      MANAGEMENT

Financial Institutions
Insurance Group, Ltd.


STATEMENTS OF INCOME

                                                                      Year Ended December 31,
                                              -----------------------------------------------------------------------
                                                 1995           1994           1993           1992           1991
                                              -----------------------------------------------------------------------
Premiums earned ..........................    $11,356,083    $ 7,819,784    $ 7,433,716    $ 7,344,128    $ 8,872,195

Net imvestment income ....................      4,050,602      3,277,864      3,470,202      3,344,198      3,936,098

Net realized gains (losses) on investments      1,193,780        570,231      1,275,142      1,031,977        830,722

Other income .............................        556,941        742,546        582,465        427,072        138,896
                                              -----------------------------------------------------------------------
  TOTAL REVENUE ..........................     17,157,406     12,410,425     12,761,525     12,147,375      3,777,911
                                              =======================================================================

  NET INCOME .............................    $ 4,321,799    $ 3,738,818    $ 3,211,945    $ 2,945,764     $2,409,8l8
                                              =======================================================================

PER SHARE(**) ............................    $      1.30    $      1.13    $      0.99    $      0.81    $      0.61
                                              =======================================================================

DIVIDENDS DECLARED PER SHARE(*) ..........    $      0.22    $      0.18    $      0.17    $      0.16    $      0.12
                                              =======================================================================

(**) As of 12/10/93 a 2-for-l stock split to shareholders of record om January 20, 1994 was recorded.

      As of 6/7/95 a 20% stock dividend was declared payable to stockholders of record om July 27, 1995.

      As of 12/6/95 a 20% stock dividend was declared payable to stockholders of record om January 26, 1996.

      Earnings per share were restated to reflect the stock dividend dilution.

(*) As of 12/6/95 $.075 of dividends were declared payable to stockholders of record on January 26, 1996 and were accrued by FIIG as part of the other liabilities.

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                                                                     Otter Creek
                                                                      MANAGEMENT

Financial Institutions
Insurance Group, Ltd.

BALANCE SHEET DATA

                                                                       December 31,
                                         -----------------------------------------------------------------------
                                             1995           1994           1993           1992           1991
                                         -----------------------------------------------------------------------
Assets

Investments .........................    $75,184,832    $65,235,902    $63,968,135    $49,763,479    $53,474,614

Other assets ........................     19,015,441     20,892,630     19,242,906     29,368,699     28,456,009
                                         -----------------------------------------------------------------------

  TOTAL ASSETS ......................    $94,200,273    $86,128,532    $83,211,041    $79,132,178    $81,930,623
                                         =======================================================================

Liabilities and stockholders' equity

  Reserves for unpaid losses and loss
     adjustment expenses ............    $32,455,874    $32,967,809    $33,502,333    $33,179,237    $24,686,8ll

  Other liabilities .................     l5,781,277     14,377,067     12,136,749     11,135,083     18,666,723
                                         -----------------------------------------------------------------------

TOTAL LIABILITIES ...................     48,237,151     47,344,876     45,639,082     44,314,320     43,353,534

Stockholders' equity ................     45,963,122     38,783,656     37,571,959     34,817,858     38,577,089
                                         -----------------------------------------------------------------------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY ............    $94,200,273    $86,128,532    $83,211,041    $79,132,178    $81,930,623
                                         =======================================================================

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                                                                     Otter Creek
                                                                      MANAGEMENT

Financial Institutions
Insurance Group, Ltd.

SIGNATURES

Pursuant to the requirements of Section 12 or 15(d) of the Securities Exchange Act of 1924, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 20th day of March, 1996.

FINANCIAL INSTITUTIONS INSURANCE GROUP, LTD.


R. Keith Long

By R. Keith Long
Chairman of the Board

Pursuant to the requirements of the Securities Exchange Act of 1924, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and as of the dates indicated.

SIGNATURES                         TITLE                               DATE
-------------               ---------------------                 --------------

R. Keith Long               Chairman of the Board                 March 28, 1996
-------------                  and Director
R. Keith Long

William S. O'Connell         Vice Chairman of the                 March 28, 1996
--------------------         Board and Director
William S. O'Connell

John A. Dore                   President, Chief                   March 28, 1996
------------                   Executive Officer
John A. Dore                     and Director

Richard P. Ackerman                Director                       March 28, 1996
-------------------
Richard P. Ackerman

Dale C. Bottom                     Director                       March 28, 1996
--------------
Dale C. Bottom

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                                                                     Otter Creek
                                                                      MANAGEMENT

Otter Creek Nominees

Name                    Age     Principal Occupation
----                    ---     --------------------

R. Keith Long           55      Mr. Long has served as president of Otter Creek
                                Management Inc. since founding it in 1991. From
                                1983 through 1991 he worked at Morgan Stanley in long bond cash/futures arbitrage. As chairman of the board of Financial Institutions Insurance
                                Group he oversaw its sale in a leveraged buy-out in 1996. Mr. Long has bachelors and MBA degrees from Indiana University.

J. Bruce Boisture       53      Mr. Boisture serves as president of Trinity
                                Capital Alliance, Inc., an investment banking company he founded in 1992, specializing in leveraged buy-outs, start-up investments, turnarounds and venture capital financings, in connection with which he has served temporarily in a number of senior management positions in various companies. From 1986 through 1991 he was a partner and chief operating officer of Rosecliff Inc./Acadia Partners L.P., a $1.7 billion investment fund. Mr. Boisture has a bachelors degree from Princeton University, a bachelors in philosophy degree from Oxford
                                University and a law degree from Yale Law
                                School.

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                                                                     Otter Creek
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Otter Creek Nominees

Name                    Age     Principal Occupation
----                    ---     --------------------

Salvador                51      Since 1991 Mr. Diaz-Verson has served as
Diaz-Verson Jr.                 chairman and president of Diaz-Verson Capital
                                Investment LLC. From 1979 through 1991 he served as president and chief investment officer of American Family Life Assurance Co., a New York
                                Stock exchange company. A native of Cuba, Mr.
                                Diaz-Verson has a bachelors degree from Florida
                                State University.

Richard H. Gudeman      65      Mr. Gudeman served as executive vice president
                                at SunGard Insurance Systems Inc., and as an actuary at Country Life Insurance Co.,
                                Washington National Insurance Co., State Farm
                                Life Insurance Co. and Federal Life Insurance
                                Co. over the last 30 years. He has a bachelors degree from Illinois State University and a masters degree from Northeastern University.

Patrick E. Falconio     61      From 1988 through his retirement in 1999 Mr.
                                Falconio served as executive vice president and chief investment officer of Aegon USA Inc. Prior to that he worked at Life Investors Insurance
                                Co., Lincoln National Life Insurance Co. and
                                Prudential Insurance Co. He has a bachelors degree from Duquesne University and an MBA from the University of Georgia.

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                                                                     Otter Creek
                                                                      MANAGEMENT

Otter Creek Nominees

Name                    Age     Principal Occupation
----                    ---     --------------------

Steven A. Haxton        45      A certified public accountant, Mr. Haxton is the
                                principal in Haxton Advisors, a consulting firm.
                                Previously he was an executive vice president at ING, president of Aetna Financial Services'
                                Financial Intermediary Group, senior vice president of Aetna Investment Services and president of Nationwide Distributors Inc. He has a bachelors degree from Malone College.

Lonnie L. Steffen       53      Since 1997 Mr. Steffen has served as president
                                and chief financial officer of Dearborn Risk
                                Management. From 1991 through 1997 he served as chief financial officer of Financial
                                Institutions Insurance Group. From 1986 through
                                1991 he served as chief financial officer of First Reinsurance Co. of Hartford. A certified public accountant, Mr. Steffen has a bachelors degree from Northern Illinois University.

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                                                                     Otter Creek
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Developments Leading to
Roy F. Mitte Termination

Highlights of the Report of the FIC Audit Committee

o     Company-paid personal expenses of approximately $500,000 (pgs. 17-18)

o     Details concerning $1 million transfer from FIC to Mitte Foundation (pgs.
      34-35)

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                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                              CONCERNING PAYMENT OF
                        PERSONAL EXPENSES OF THE CHAIRMAN

I.    INTRODUCTION.

      On August 13, 2002, the Audit Committee (the "Committee") of the Board of Directors of Financial Industries Corporation(1) (the "Company") held its regularly-scheduled quarterly meeting, with representatives of the Company's independent auditors, PriceWaterhouseCoopers LLP ("PwC"), in attendance. The Committee was informed that according to Company records, personal expenses of the Chairman and Chief Executive Officer, Roy F. Mitte (the "Chairman" or "Mr. Mitte"), had for several years been routinely paid with Company funds. PwC, in turn, informed the Committee that in light of this information, the firm could not complete its review of the Company's financial statements for the second quarter of 2002 in time to permit a timely filing of the Company's Report on Form l0-Q (the "10-Q") for the period.

      The Committee voted unanimously to conduct an investigation, including a review of Company books and records and interviews of persons with knowledge of the relevant facts, for the purposes of: determining, to the extent reasonably possible, the nature and extent of any payment of officers' personal expenses with Company funds; furnishing such reports to the Committee and PwC as might enable the filing of the Company's l0-Q for the second quarter of 2002; making recommendations to the Committee with respect to whether, and in what amount, the Committee should recommend that the Board direct the Company's management to seek the

----------
(1) InterContinental Life Corporation ("ILCO") became a fully-owned subsidiary of Financial Industries Corporation on May 18, 2001 by merger with ILCO Acquisition Company.

reimbursement of funds from the Chairman; and recommending the adoption of additional controls, if any, to avoid such payment of personal expense with Company funds in the future. The Committee did not undertake to suggest any disciplinary action or to make any recommendation as to whether Mr. Mitte should be re-elected as Chairman and Chief Executive Officer by the Board of Directors.

II.   THE AUDIT COMMITTEE'S INVESTIGATION.

      On August 15, 2002, the Committee met with representatives from the Dallas office of the law firm of Weil, Gotshal & Manges LLP ("WGM"), and retained WGM to conduct an investigation. The questions directed to WGM were as follows:

      1. Did the Company in fact pay, or reimburse the Chairman for, expenses that were personal in nature?

      2. If so, how extensive were the payments, and over what period of time did they occur?

      3. Were there other instances--involving other officers or employees--of payment of substantial amounts of personal expenses with Company funds?

III.  SUMMARY OF CONCLUSIONS.

      1. The Company did, in fact, pay (or reimburse the Chairman for) expenses that were personal in nature.

      2. The payments occurred at least over the period of time from 1992 to August of 2002. The Company made direct payments of amounts charged to an MBNA MasterCard in the name of Mr. Mitte in amounts totalling $455,561 from August of 1992 through August of 2002; most of those expenses appear to have been personal in nature. In addition, the Company reimbursed the Chairman's Administrative Assistant, Bob Bender, for expenditures in the total amount of $17,983, which similarly appear to have involved personal expenses of the Chairman or his family. Finally, the Company has made direct payments to vendors in the total amount of $70,880 for personal expenses of the Chairman and his family.

      3. We examined the records of other cost centers which--like the Chairman's "Executive" Cost Center, #900--were not subject to periodic budgetary review. We did not find evidence of similar payment of or reimbursement for expenses that were personal in nature.

IV.   SUMMARY OF RECOMMENDATIONS.

      1. The Committee recommends that the Chairman be required to reimburse improperly-paid personal expenses, and that the amount to be reimbursed be communicated o the Chairman, through his counsel, as quickly as reasonably possible.

      2. The Committee recommends that the Board seek from the Roy F. Joann Cole Mitte Foundation (the "Foundation" or "Mitte Foundation ") the repayment of the $1 million transferred from the Company to the Foundation in January of this year.(2) In the event that the Foundation will not voluntarily return the funds, the Committee recommends that the Board consider further action, as necessary, to bring about the return of the donation.

      3. The Committee recommends that the Board enact a resolution confirming that the policy of the Company has been, and remains, that the Company will not pay--whether directly or indirectly--expenses of officers, employees, or directors that are not reasonably related to business conducted on behalf of the Company.

      4. The Committee recommends that the Board adopt internal controls to implement the policy of the company as set forth above, and that the Chief Financial Officer, with the assistance (as needed) of the Company's outside auditors, be instructed to draft such controls for consideration by the Board.

----------
(2) A separate internal audit report will address expenses paid or borne by the Company for the benefit of the Foundation.

      5. Neither the Chief Financial Officer nor the Company's outside auditors are implicated in the practice of payment of the Chairman's personal expenses described in this Report; indeed, both responded promptly and responsibly upon discovery of the problem. Accordingly, the Committee perceives no reason to recommend that the Board usurp the normal functions of the Chief Financial Officer or the Company's outside auditors in determining materiality with respect to the matters discussed in this Report and making adjustments to financial statements, if appropriate.

      6. The Committee--in consultation with the Company's counsel and its outside auditors--intends to comply with the requirements of the Sarbanes-Oxley Act by establishing procedures for accepting, investigating, and resolving "whistle-blower" information concerning accounting matters. In the interim, the Committee recommends that the full Board pass an appropriate resolution informing the Company's officers and employees that communications of legitimate concerns with respect to Company accounting are welcomed and will be handled in confidence to the extent reasonably possible, and that acts of discrimination, recrimination or retribution against persons presenting such reports will not be tolerated.

      7. The Chief Financial Officer, in consultation with the General Counsel, should determine whether appropriate Forms 1099 have been sent to the Chairman (and filed with the Internal Revenue Service) with respect to the expense of owning, maintaining, and operating the Company automobiles furnished for the Chairman's use, as well as for any other expenses paid by the Company on behalf of the Chairman for which it is determined that reimbursement by the Chairman is not required.

V.    RESPONSIBLE OFFICERS AND EMPLOYEES.

      A.    Roy F. Mitte.

      Mr. Mitte is the Chief Executive Officer of the Company and Chairman of its Board of Directors. He has been with the Company or its predecessors since 1976. Mr. Mitte has been on administrative leave since August 19, 2002.

      B.    Robert Bender.

      Mr. J3ender is the Vice President for Administration. Mr. Bender drives the Chairman's car and performs other functions necessitated by Mr. Mitte's physical condition. He has been employed by the Company in this capacity under various titles since January of 1994.

      C.    Joseph F. Crowe.

      Mr. Crowe was formerly a Vice President--a position from which he took early retirement in 1997--and was a member of the Company's Board of Directors until he resigned December of 2001.

      D.    Jeffrey H. Demgen.

      Mr. Demgen is Vice President and Chief Financial Officer of the Company and a member of its Board of Directors. A graduate of Valparaiso with an MBA from Illinois Benedictine, Mr. Demgen has been an officer or employee of the Company or subsidiaries since 1992.

      E.    Theodore A. Fleron.

      Mr. Fleron is Vice President, Assistant Secretary and General Counsel of the Company and a member of its Board of Directors. A graduate of the University of Pennsylvania School of Law, Mr. Fleron has been with the Company or its predecessors since the 1970s.

      F.    James M. Grace.

      Mr. Grace was formerly Executive Vice President and Chief Financial Officer of the, Company, a position from which he resigned in May of 200l. He remained a member of its Board of Directors until his resignation effective December 31, 2001. Mr. Grace, a graduate of Notre Dame, has been with the Company or its predecessors since 1971.

      G.    David C. Hopkins.

      Mr. Hopkins is Senior Vice President and Controller of Investors Life. A graduate of the University of Illinois, Mr. Hopkins has been with the Company since 1982.

      H.    Sheryl L. Kinlaw.

      Ms. Kinlaw is Counsel to the Company and Vice President of the life insurance subsidiaries. She is a graduate of the University of Texas School of Law.

      I.    M. Scott Mitte.

      Scott Mitte is a member of the Company's Board of Directors and was the Executive Director and Vice President of the Mitte Foundation until his resignation in August of this year.

      J.    John W. Peasley.

      Mr. Peasley is Senior Vice President of Budget and Planning of the Company as well as of Investors Life and Family Life. A graduate of LaSalle, Mr. Peasley joined CIGNA in 1982 and joined the Company when it purchased CIGNA in 1988.

      K.    Thomas C. Richmond.

      Mr. Richmond is Secretary of the Company and a member of its Board of Directors. He was appointed Interim Chief Executive Officer of the Company on August 24, 2002. He has been an officer of the Company or subsidiaries since 1993.

      L.    Steven P. Schmitt.

      Mr. Schmitt was formerly a Vice President of the Company and a member of its Board of Directors.

      M.    Nigel S. Walker.

      Mr. Walker is Senior Vice President and Controller of Family Life.

The Committee's counsel interviewed all of the above-referenced individuals except for the Chairman and Scott Mitte.

VI.   THE CHAIRMAN'S EXPENSES.

      A.    The Expense Reimbursement Process.

      Expense reimbursements are initiated by filling out an "Accounts Payable--Check Request" and submitting it to the Accounts Payable Department. An example of such a check request is the first page of the collection of documents attached as Appendix A. So long as the person submitting the form is recognized as having authority to do so, the reimbursement request is not questioned and a check is issued as requested.(3) Depending on the instruction marked on the form, the check when issued is mailed to a vendor or returned to the requesting party.

      Copies of the check requests reflecting the action taken by the Accounts Payable Department are maintained in the Accounts Payable files, along with the vendor invoice or other backup submitted with the check request and, occasionally, a copy of the check itself. A specimen copy of such a collection of papers from the Accounts Payable files is attached as Appendix A.

----------
(3) Among the matters that should be considered by the Chief Financial Officer and the Company's outside auditors, in connection with Recommendation No. 4 at page 4 above, is whether the current procedure for approving expense reimbursements is adequate, or whether additional controls should be added in this area.

      B.    The MBNA MasterCard.

      Account No. 5329 0315 4980 8283 at MBNA America in Wilmington, Delaware (the "MBNA Account") is assigned to a MasterCard in the name of Roy Mitte; the statements are sent to the Company's offices (6500 River Place Blvd #1, Austin, TX 78730-112301). From August of 1992 through July of 2002, the charges to this account have totaled at least $471,474; of this total, $455,661, or 96.65%, was paid by the Company. The percentage paid by the Company in 2002 is even higher--99.14%.

      The set of accounts payable expense records attached as Appendix A (FIC INV 00689 - 693) is art example of a check request and account statement/invoice for the MBNA Account for May 2002. The check request (dated May 23, 2002) was submitted and signed by Mr. Bender, who listed "RFM Co. Expenses" as the reason for the check. Of the $16,015.87 due for the month, Mr. Bender requested a Company check in the amount of $l5,884.01, or 99.18% of the total. The difference, or $131.86, apparently consists of five automobile service station charges (marked on the MBNA account statement). in the "Special instructions" section, Mr. Bender wrote, "Please mail w/ RFM's check...;" presumably a personal check from the Chairman was submitted with the check request, although no copy of such a check has been preserved with the file.

      It appears that in the early months of the period for which records were examined, the Chairman paid the majority of the expenses charged on the MBNA MasterCard. For example, the current charges on the MBNA Account statement received in December of 1992 totaled $1,786.73; Mr. Mitte's assistant, Laura Kroah, submitted a Check Request dated January 13, 1993, for a check payable to MBNA America in that amount, but also tendered the Chairman's personal check in the amount of $l,625.29. The difference, $161.44, is the sum of charges on the MBNA Account statement from gasoline stations, and Ms. Kroah filled in "Gas reimb.

($161.44)" as the Reason for Check on the check request. Copies of the Check Request dated January 13, 1993 and supporting documentation (FIC INV 00010-13) are attached as Appendix B. This pattern--with the Chairman reimbursing the Company for the lion's share of the MBNA account charges--continued for the MBNA Account statements received in January, February, and March of 1993. However, on May 28, 1993, Ms. Kroah submitted a Check Request in the amount of $5,887.82, for which the payee was "Roy F. Mitte" and the Reason for Check was "Mastercard Reimb." For the first time, Ms. Kroah added the words "Per RFM" in the line designated "Approved By" on the check request. The sum of $5,887.82 was in fact paid to the Chairman pursuant to the check request. Copies of the Check Request dated May 28, 1993 and the supporting documentation (FIC INV 00040 - 62) are attached as Appendix C.

      From and after the June 1993 MBNA Account payments, the earlier pattern--with the Chairman reimbursing the Company for all but the service station charges--was reversed. The MBNA Account statement received in June of 1993 reflected new charges of $2,385.44. Ms. Kroah submitted a Check Request dated June 17, 1993 in that amount, which was paid by the Company; the Chairman gave the Company a personal check payable to the Company in the amount of $87.13, the total of three service station charges on the June 1993 MBNA Account Statement. Copies of the June 17, 1993 Check Request, the MBNA Account Statement, the Chairman's $87.13 check and the Check Receipt in that amount (FIC INV 00068-69), are attached as Appendix D.

      The check requests with respect to the MBNA Account payments typically directed a debit to the 900 "Executive" Cost Center, specifically to Expense Code 1204, which is designated "Automobile Operating" in the Company's accounting system. As is discussed in more detail below, the preponderance of the charges on the MBNA Account statements do not appear to involve automobile operating expenses.

      C.    The Bender Reimbursements.

      Each month, from March of 1994 through July of 2002, Mr. Bender submitted check requests for reimbursement of charges paid by Mr. Bender. A specimen copy of one such check request with supporting documentation (FIC INV 00301-303) is attached as Appendix B. Mr. Bender has submitted check requests for reimbursement of--and has been reimbursed for--a variety of business-related expenditures, including business lunches, travel expenses, gifts purchased for officers at the Chairman's instruction, and gasoline and service for the company-owned automobile that is used to transport the Chairman. In addition, as is discussed below, Mr. Bender has been reimbursed for expenses incurred on behalf of the Chairman that appear to have been personal in nature.

      D.    The Chairman's Company Car.

      The Company provides an automobile for the Chairman's use, driven by his administrative assistant--Mr. Bender, since January of 1994. Mr. Bender drives the Chairman to the office in the morning; takes him back home in the late morning or afternoon; and uses the car for other duties as directed by the Chairman.

      The various automobiles provided by the Company for the Chairman's use during Mr. Bender's tenure have been as follows:

            1986 Rolls Royce Silver Spur: In use when Mr. Bender arrived in January of 1994, this automobile was apparently used for the Chairman's transportation until February of 1995.

            1992 Mercedes 600 SEL: Formerly used by Mrs. Mitte, this automobile was purchased by the Company from the Chairman in February of 1995.

            1998 Mercedes CL 500: This automobile was purchased by the Company in February of 2000; the 1992 Mercedes 600 SEL was traded in as part of the purchase price.

      E.    Supporting Documentation.

      A chronological set of documents from the Company's Accounts Payable Department reflecting checks evidencing the Company's payment of apparent personal expenses of the Chairman, bearing document control numbers FIC INV 00001-733 (excerpts from which are referred to throughout this Report and included as appendices thereto) is bound separately as Appendix FF.

VII.  THE MBNA ACCOUNT.

      A.    Generally.

      The Committee's counsel and accounting advisers examined Accounts Payable records for the MBNA Account from and after August of 1992. As set forth above, for the first several months of the period for which the records were reviewed, the Company paid only a small portion of the monthly invoice--typically the automobile service station charges--with the remainder apparently paid from the Chairman's personal account.

      However, by the time Bob Bender was hired as the Chairman's administrative assistant in January of 1994, the practice had essentially reversed, so that the Company paid all charges against the MBNA Account other than the gasoline charges.

      From August of 1992 through August of 2002, the Company paid approximately $455,561 to MBNA with respect to the MBNA Account. The following is an illustration of the nature of the charges. From and after 1996, the MBNA Card charges paid by the Company total

$373,146; of those charges, $132,313 are from department stores, drug stores, grocery stores, and home improvement retailers, as follows:

--------------------------------------------------------------------------------
Type of charge              Amount       Percent of Subtotal    Percent of Total
--------------------------------------------------------------------------------
Department Stores          $ 22,164            16.75%                5.94%
--------------------------------------------------------------------------------
Drug Stores                $ 22,099            16.70%                5.92%
--------------------------------------------------------------------------------
Grocery Stores             $ 39,134            29.58%               13.11%
--------------------------------------------------------------------------------
Home Improvement           $ 48,916            36.97%               13.11%
--------------------------------------------------------------------------------
SUBTOTAL                   $133,313                                 35.46%
--------------------------------------------------------------------------------

A spreadsheet reflecting the charges from the listed categories of establishments from 1996 to 2002, with a listing of the individual charges, is attached as Appendix F.

      B.    Mr. Bender's Practice With Respect to the MBNA Account.

      Mr. Bender was hired to assist Mr. Mitte in January of 1994. The first check request for payment of charges to the MBNA Account that Mr. Bender submitted was dated March 2, 1994, and requested a Company check in the amount of $731.39; the total MBNA charges for the month in question, as evidenced by the attached account statement, were $878.40. The Check Request recited "Co. Expenses for Mr. R. F. Mitte" as the Reason for Check, and included Special Instructions as follows: "Please mail the co. check & his check in." The attached account statement reflects Chevron charges totaling $147.01--the difference between the $878.40 in new charges for the month and the $731.39 for which Mr. Bender sought a Company check. Copies of the Check Request and the account statement (FIC INV 00090-91) are attached as Appendix G.

      The Committee's Counsel and accounting advisers interviewed Mr. Bender on August 22 and 23, 2002 at the Company's offices in the presence of the Chairman's attorneys. When questioned concerning the MBNA Account charges, Mr. Bender responded as follows.

      When Mr. Bender prepared his first check request for payment of an MBNA invoice (FIC INV 00090), the Chairman instructed him as to the allocation of payment--that the Chairman was to pay the gasoline charges (which were for Mrs. Mitte's car) by personal check, which Mr. Bender should prepare for the Chairman's signature, and Mr. Bender should obtain a Company check for all other amounts. The Chairman marked an "x" beside all amounts that he would pay with his personal check. (On the account statement that accompanied this first check request--FIC INV 00091--the Chairman apparently neglected to mark his "x" beside one of the five Chevron charges, but Mr. Bender nevertheless included it in the total to be paid by the Chairman's personal check.) Mr. Bender was not yet familiar with the process of allocating charges between the Company and the Chairman; he found the proposed allocation to be sufficiently unusual that he thought it might have been a "flip-flop"--an error in communication resulting from aphasia accompanying the Chairman's stroke-impaired condition. He was sufficiently concerned that he sought verification in several ways:

      1. He went back to the Chairman and asked whether he actually meant what he had said, or whether he intended the reverse (with the Company paying the gasoline charges and the Chairman paying the remainder). The Chairman assured Mr. Bender that he had meant for the Company to pay all but the gasoline charges;

      2. He questioned Paul Vandevere, who was then Vice President for Human Resources (and who had hired Mr. Bender), who told him that "the Company pays Mr. Mitte's personal expenses. That's the way he wants it done...;"

      3. He questioned Jim Grace, who was then Chief Financial Officer. Mr. Bender could not recall Mr. Grace's exact words, but did recall that after their conversation, "I was confident that that was the way it is here--the company has decided to pay for Mr. Mitte's expenses. All expenses incurred by Mr. Mitte or his wife, or anything he had a desire for, the Company would pay for."

      4. He reviewed earlier check requests submitted by his predecessors in the position of Administrative Assistant to the Chairman, and found them consistent.

      Mr. Bender also considered the fact that no question was ever raised with respect to a check request that he signed and submitted, to be a form of subsequent verification of the allocation. Mr. Bender coded the check requests for payment of the MBNA Account charges under Expense Code 1204--"Automobile Operating"--because his predecessors had done so.

      Mr. Bender stated that there was no doubt in his mind that the Chairman intended for the Company to pay the bulk of the MBNA MasterCard charges, and was aware that the Company was doing so.

      Mr. Bender stated that as time went by, he and the Chairman generally omitted the step in the payment process by which Mr. Bender would submit the MBNA statement to the Chairman for marking of the charges to be paid by the Chairman's personal check. Mr. Bender considered that he understood the Chairman's intentions and could prepare the check request and the personal check, consistent with past practice, on his own.

      C.    Total Personal Charges Paid by Company Through MBNA Account.

      As set forth above, the total amount paid by the Company on the MBNA Account since August of 1992 is $455,661; a spreadsheet reflecting the division of company-paid and total MBNA charges by year is attached as Appendix H. Copies of the underlying Accounts Payable records with respect to the MBNA Account--including copies of check requests, account statements, and any other documents (such as copies of the Chairman's personal checks)--.are included in the chronological set of Accounts Payable records bound separately as Appendix FF.

      From a review of the documents and the interview of Mr. Bender by the Committee's counsel and accounting advisers, it is not clear that any of those amounts constitute expenditures incurred for business purposes as opposed to personal expenses of the Chairman or his family.

VIII. OTHER EXPENSE REIMBURSEMENTS.

      A.    Generally.

      In addition to the MBNA Account charges, the Company has reimbursed Mr. Bender for sums paid by Mr. Bender--either in cash, by personal check, or by personal credit card--for both personal and Company-related expenses of the Chairman. These payments were made in response to check requests signed and submitted by Mr. Bender. An example (and the first such check request submitted by Mr. Bender) is the check request dated February 18, 1994, with supporting documentation, a copy of which is attached as Appendix I; these documents reflect that Mr. Bender paid for the repair of the Company's Rolls Royce with his personal credit card, and also paid for a taxi ride to or from the dealership (id.), and was thereafter reimbursed in the total amount of $426.37.

      The Company's Accounts Payable records reflect numerous and frequent expenditures by Mr. Bender, and reimbursement by the Company, for presumably-valid Company-related expenses such as business meals and travel expenses in addition to repairs to Company automobiles and similar expenses.

      In addition, however, Mr. Bender also paid or charged--and was subsequently reimbursed by the Company for--items that can only be characterized as personal expenses of the Chairman or his family. These expenditures were for purposes such as: repairs to Mrs. Mitte's automobile (see FIC INV 000301-303, attached as Appendix J) or truck (see FIC INV 00325-333, attached as Appendix
K); repairs to the Chairman's shoes (see FIC INV 00707-709, attached as Appendix
L) and purchases of new shoes (see FIC INV 00533-536, attached as

Appendix M);(4) and purchases of electric razors for the Chairman (see FIC INV 00633-636, attached as Appendix N).(5)

      B.    Mr. Bender's Practice With Respect to Expense Reimbursements.

      Mr. Bender stated that he did not question the notion of being reimbursed for expenditures that were personal in nature because he had been informed (as set forth above) that the Company paid the Chairman's living expenses. He stated that in instances where a question might have been raised--such as Company reimbursement of expenses incurred in repairing Mrs. Mitte's automobile or truck--he justified or rationalized his submission of the check request by telling himself that if Mrs. Mitte had picked up the car and paid for the repair with the MBNA MasterCard, the Company would have paid for the repair by its regular monthly check to MBNA. The only respect in which Mr. Bender sought approval for such reimbursements was a question to Paul Vandevere as to whether it was appropriate for Mr. Bender to accumulate and retain the airline miles or Discover Card points that flowed from the use of his personal credit card for the purchases. Mr. Vandevere assured him that "everybody keeps their own [credit card] miles."

      C.    Other Company Payment of Personal Expenses of the Chairman.

            1. Home Sidewalk Repairs.

      In the fall of 2001, Mr. Bender submitted three check requests in amounts totaling $5,200 for reimbursement of amounts paid by Mrs. Mitte for repairs to the sidewalk outside the

----------
(4) Shoe repairs and shoe purchases were recurring items for which Mr. Bender repeatedly sought and obtained reimbursement. Mr. Bender informed the Committee's counsel and advisers that the Chairman was aware of and concerned about the slightest amount of wear on the heel of the shoe on the foot with which he pivots in moving from his wheelchair to another chair (or vice versa), and would send Mr. Bender to either purchase new shoes, or to have the old ones re-soled, at any sign of such wear.

(5) Mr. Bender informed the Committee's counsel and advisers that because the Chairman had the use of only one arm, he was hard on electric razors, frequently dropping and damaging them. Mr. Bender recalled purchasing so

Chairman's home; the Company reimbursed the Chairman by two Company checks totalling that amount. Copies of the Accounts Payable files for these expenditures (including documents numbered FIC INV 00629-630; 00642-644; and two additional un-numbered pages) are attached as Appendix O. With respect to the first such check request, dated September 27, 2001, Mr. Bender stated that the Chairman informed him that the sidewalk in question provided outside access to a separate part of the house that the Chairman might thereafter use as a home office, and that it was therefore appropriate for the Company to reimburse the Mittes for the repairs. Mr. Bender prepared the check request, filling in, as the stated "Reason for Check," the words "Reimbursement for sidewalk repairs (home office)." Mr. Bender had the Chairman sign this Request (in addition to Mr. Bender's signature), apparently evidencing his own uncertainty about the payment. (Mr. Bender signed the two subsequent check requests without asking for the Chairman's concurring signature.) Neither the Board nor any other officer approved the reimbursement. Mr. Bender informed the Committee's counsel and accounting advisers that the Chairman has not, to date, built an office at his home; the room in question has, instead, been built out as servants' quarters.(6)

            2. Anniversary Party.

      In early August of this year a Company check (#21123514) in the amount of $18,113.98 was issued payable to Hoffman & Company Catering, in response to an August 1, 2002 check request signed by Julie Gunn with the stated purpose "1/2 total anniversary party catering/entertainment fee (deposit)." Copies of the Accounts Payable files for these

----------
      many electric razors in one particular period of weeks that he joked to John Peasley that he must think that Mr. Bender was running an electric razor business.

(6) The Committee's accounting advisers were unable to find any evidence that the Company actually paid the first check request (dated September 27, 2001, in the amount of $2,400.00), despite the fact that the check request is in the Accounts Payable files. Accordingly, the amount of this request is not included in the $455,561 total, and the check request and supporting documentation have not been included in Appendix FF.

expenditures (FIC INV 00717-723) are attached as Appendix P. An anniversary party has been planned for the Chairman and his wife for September 14; Mr. Bender stated that Scott Mitte. came to the Chairman's office one day with an estimate of the cost, and after a closed-door meeting involving only Scott Mitte and the Chairman, Scott Mitte emerged from the office and told Mr. Bender that the Chairman had instructed that the Company was to pay the expenses of the party. Neither the Board nor any other officer approved the Company's payment of the expense of the anniversary party.

            3. Cable Television Charges.

      From April of 2000 to June of 2002, the Company made payments to Time Warner Cable in the total amount of $2,646, covering cable television and internet service at the Mitte home. A spreadsheet itemizing the Time Warner invoices paid by the Company is attached as Appendix Q; copies of the Accounts Payable files for these expenditures are included, chronologically, in Appendix FF. The check requests (again, submitted and signed by Mr. Bender) typically listed "RFM Internet" or "RFM Cable/Internet" as the reason for the check. Mr. Bender stated that Scott Mitte decided it was important for the Chairman to have internet access at his house, and that Scott therefore caused the purchase of "a bunch of computer equipment" for the Mitte home.(7) Mr. Bender stated that he was concerned as to whether the monthly internet access expense and the cost of the computer equipment should be a Foundation expense or a Company expense. He stated that he asked that question of Jim Grace, who replied that as far as he was concerned, nothing precluded a company paying for a senior executive to have computer use at home.

----------
(7) We assume, but have not yet been able to determine, that this equipment is reflected on Company depreciation schedules.

      Mr. Bender was shown a copy of a monthly invoice, which appeared to reflect cable television service (listed variously as "Standard Plus Package" or "New Standard" or "Digital") as well as internet service ("Road Runner"). Mr. Bender admitted that the check requests should only have covered the internet access portion of the invoices.

      The total amount apparently paid for Mitte home cable television service by the Company from and after April of 2000 appears to be at least $910.

            4. Insurance on Mrs. Mitte's Automobile.

      During our investigation we learned that the Company currently pays the annual premiums for insurance, not only on the Company-owned automobile used by the Chairman, but also on the 1999 Mercedes S500 driven by Mrs. Mitte. For the past three years, the Company-paid insurance premiums with respect to Mrs. Mitte's automobile have been as follows:

                         2000                  $1,651
                         2001                   1,960
                         2002                   1,960
                                               ------
                         TOTAL                 $5,571

      D.    Total Personal Charges Paid by Company Through Expense
            Reimbursements.

      From a review of the documents and the interview of Mr. Bender by the Committee's counsel end accounting advisers, it would appear that the Company has reimbursed Mr. Bender for expenditures related to personal expenses of the Chairman or his family, in the total amount of $17,983. An itemization of these charges is attached as Appendix R, and copies of all of the Accounts Payable records with respect to these charges--including copies of check requests, account statements, any oilier documents (such as copies of the Chairman's personal checks)--are included within the chronological set bound separately as Appendix FF.

      In addition, as set forth above, it would appear that since at least June of 1999, the Company has made payment to the Miles, and direct payment to vendors other than MBNA, for personal expenses of the Chairman or his family in the total amount of $70,880. A spreadsheet reflecting the apparent personal charges from other vendors paid through the 900 Account is attached as Appendix S.

IX. KNOWLEDGE OF, OR AUTHORIZATION FOR, THE COMPANY'S PAYMENT OF THE CHAIRMAN'S PERSONAL EXPENSES.

      A.    The Chairman's Compensation as Approved by, the Boards of
            Directors.

      The Chairman's compensation package is recommended annually by the Compensation Committee of the Board of Directors and, thereafter, approved by the full Board. For the year 2001, the Compensation Committees of the Boards of Directors of Financial Industries Corporation and ILCO recommended, and the respective Pull Boards of Directors of each corporation approved, compensation to the Chairman as follows:

--------------------------------------------------------------------------------
      CORPORATION                   SALARY                          BONUS
--------------------------------------------------------------------------------
          FIC                     $  146,821                      $  965,000
--------------------------------------------------------------------------------
          ILCO                    $  356,679                      $1,535,000
--------------------------------------------------------------------------------
          Total                   $  503,500                      $2,500,000
--------------------------------------------------------------------------------

See Minutes of the Meeting of the Compensation Committee of the Board of Directors of Financial industries Corporation, January 8, 2001, a copy of which is attached as Appendix T; Minutes of the Meeting of the Compensation Committee of the Board of Directors of InterContinental Life Corporation, January 8, 2001, a copy of which is attached as Appendix U. Significantly, each Compensation Committee expressly considered the Chairman's request for donations by the Company to the Mitte Foundation in 2001--in the amount of $375,000 from each corporation--in setting the Chairman's salary and bonus;(8) the Boards of Directors of each

----------
(8) See, e.g., Minutes of the Meeting of the Compensation Committee of the Board of Directors of Financial Industries Corporation, January 8, 2001 (Appendix T):

            Mr. Barnett informed the Committee that the Board of Directors of the Company will be requested to consider a donation to the Roy F. Mitte and Joann Cole Mitte Foundation in the amount of $375,000. Following a discussion, the Committee concluded that, in making a recommendation In the Board of corporation approved donations of $375,000 to the Foundation in the same meetings in which the Chairman's compensation--in the amounts approved by the respective Compensation Committees--was also approved.(9) Id.

      For the year 2002, the Compensation Committee recommended that the Chairman be paid a salary of $800,000 and a cash bonus, to be paid in January of 2002, of $2,500,000. See Minutes of the Meeting of the Compensation Committee of the Board of Directors of Financial Industries Corporation, December 8, 2001, a copy of which is attached as Appendix X. During consideration of the Chairman's compensation package by the Compensation Committee, the representation was made on behalf of the Chairman that he would not seek a donation from the Company to the Mitte foundation during the year 2002. The Compensation Committee accordingly voted to recommend an increase in the Chairman's salary for 2002--from $503,500 to $800,000. The recommendation of the Compensation Committee (including the $2,500,000 bonus) was approved by the Board. See Minutes of the Meeting of the Board of Directors, Financial Industries Corporation, December 8, 2001, a copy of which is attached is Appendix Y.(10)

      The minutes of the Boards of Directors of the Company (and, prior to the merger, of ILCO) do not reflect consideration or approval of an arrangement by virtue of which personal expenses of the Chairman would be borne by the Company or ILCO. The same is true with respect to the minutes of the Compensation Committees of the Boards of Directors of the two

----------
            Directors as to the salary and bonus of Mr. Mitte for the year 2000
            (sic), it would inform the Board of Directors that recognition had been given to the donation proposal in establishing the Committees recommendation.

(9) See Minutes of the Meeting of the Board of Directors, Financial Industries Corporation, January 17, 2001 (Appendix V); Minutes of the Meetings of the Board of Directors, InterContinental Life Corporation, January 17, 2000 (Appendix W).

(10) Unlike in previous years, the Board did not approve a donation to the Mitte foundation for the year 2002.

corporations. The Committee is informed that neither the Company nor, prior to the merger, ILCO, has ever filed with the Internal Revenue Service a Form 1099 or W-2 reflecting compensation to the Chairman in the form of payment of his or his family's personal expenses.

      B.    Lack of Knowledge of Company Payment of Chairman's Personal
            Expenses.

      None of the members of the Committee were aware, at any time prior to August of 2002, of any occurrence or practice of payment by the Company of personal expenses of the Chairman or his family, or the existence of the MBNA Account or the Company's payment of all or part of the charges thereto.

      Except as specifically noted herein, none of the persons interviewed by the Committee's counsel and accounting advisers stated that they were aware, at any time prior to August of 2002, of the payment by the Company of personal expenses of the Chairman.

      During an interview by counsel on August 16, 2002, Mr. Grace was asked whether he had known of possible Company payment of personal expenses of officers at any time in the past. Mr. Grace answered that he had learned of the issue only during the week of the interview. With respect to the MBNA Account, Mr. Grace did recall that the Chairman and his Administrative Assistant would review the bills each month and determine the proper allocation of expenditures between the Company and the Chairman. He said that the Chairman had sole authority over what he called the "900 Automobile Account," and that at the Chairman's level, there was no requirement of review of a check request before payment was made. In Mr. Grace's words, Roy can approve anything." Asked whether he ever recalled any issue being raised with respect to the use of Company funds to pay personal expenses, he reiterated that he had not. Asked about any rumors on the subject, Mr. Grace recalled that either Mr. Demgen or Mr. Richmond, after Mr. Grace had retired as CEO, told Mr. Grace of a desire to talk with him about how the Chairman's expenses were handled, but that the call never took place.

      Mr. Peasley, during his interview by counsel on the same date, stated that he recalled that at the end of 2001, Mr. Schmitt had a conversation with Mr. Peasley concerning the MBNA Account.(11) According to Mr. Peasley's recollection, Mr. Schmitt examined an account statement for the MBNA Account and wondered why the amount invoiced did not agree with the amount of the Company's check--and commented that the charges appeared personal in nature. Mr. Peasley stated that he agreed that the charges looked personal--and further stated that he had not been aware that the MBNA MasterCard was for the Chairman's personal use until he examined the account statement with Mr. Schmitt. There were no further conversations between Mr. Peasley and Mr. Schmitt, and apparently neither of them undertook any further investigation.

      Mr. Schmitt, who was interviewed by telephone on August 23, only vaguely remembered any mention of the subject of credit card bills, and in fact was not certain that he had a conversation with Mr. Peasley on the subject (although he remarked that it would have been a normal occurrence, since Mr. Peasley reported to him and the two did discuss expenses from time to time). Mr. Schmitt recalled seeing some sort of expense reimbursement documentation including some credit card bills that were being paid by the Company, during the course of a broad review of Company expenses. He stated that he didn't remember the details; he thought he recalled something about someone asking whether the Company should be paying a supermarket charge. Mr. Schmitt said that he wasn't especially concerned, since, "You can buy anything at a supermarket."

      No one else who was interviewed admitted having prior knowledge of payment of personal expenses--whether of the Chairman or anyone else--with Company funds.

----------
(11) Mr. Peasley was not aware of the reason for Mr. Schmitt's concern--whether a response to a regulatory inquiry (or anticipation of an upcoming regulatory examination), a question by the PwC auditors, or simply a proactive inquiry on Mr. Schmitt's part

      C.    The Company's Budget Review Process.

      The Company operates under a budget that is established during a process directed by Mr. Peasley, beginning annually in September when Mr. Peasley compiles financial information and submits it to a consulting actuarial firm, Wise & Associates. The actuaries prepare a target budget; Mr. Peasley then informs the Company's various departments of the anticipated increase or decrease in their department budgets from the previous year. The department head then completes a form haling anticipated monthly line-item expenses for the coming year. After the completed forms are received, Mr. Peasley meets with each Executive Vice President and the officers who report directly to him to review and revise the department budgets. The overall Company budget for the coming year is typically approved in November. The final, approved budget is loaded into an Access database.

      Expenses for each department are reviewed with the department head in periodic meetings with Mr. Peasley the Executive Vice President to whom the department head reports. Mr. Peasley distributes, in advance, a printout of all expenses incurred by the cost center and a budget-to-actual comparison. The meetings generally take between ten and forty-five minutes, depending on the size and complexity of the budget, and are typically spread over a two-week period. Expenses are reviewed both for comparison to budgeted expenses and for the nature of large expense items. Mr. Peasley recalled that Mr. Grace, during his tenure as Chief Financial Officer, would question every expense item exceeding $1,000.

      Until recently, the expense reviews occurred on a quarterly basis. Since May of this year, however, expenses have been reviewed monthly. The change to more frequent reviews was initiated by Messrs. Peasley, Demgen, Richmond, and Annarino, in response to the Chairman's expressed concerns that in recent months, actual expenses had been significantly higher than anticipated expenses in several areas)(12)

      Only a few cost centers are not subject to these periodic reviews. These include:

      (1) The 900, "Executive" Cost Center, which includes expenses associated with the Chairman, Mr. Bender, and a receptionist (and, until his retirement as CFO in May of 2001, Mr. Grace);

      (2)   The cost centers of Mr. Richmond (510) and Mr. Demgen (720); and

      (3) Corporate cost accounts for the non-life companies--for example, 030 for the Company and 035 for ILCO, and 005 for ILG Securities.

These cost centers will be referred to hereinafter as the "non-reviewed cost centers."

      In particular, Mr. Peasley informed us that with respect to the nonreviewed cost centers, he provides the same level of detail (a printout of all expenses and a comparison to budget) to the responsible officer, who may (but is not required to) consult with Mr. Peasley concerning any questions arising from the printout.

      D.    Discovery of the 900 Account Reimbursements.

      The inquiry that led to the current investigation was the result of a budget review ordered by the Chairman in the second quarter of this year. Expressing concern over the amount by which actual expenses were exceeding budget expenses, the Chairman ordered research into any cost centers for which actual expenditures were higher than planned expenditures by a significant amount. Mr. Demgen initiated a cash flow analysis. In the course of his review, Mr. Demgen noticed a large expense payment in the 900 Cost Center (apparently the $15,884.01 payment to

----------
(12) Particular areas in which actual expenses significantly exceeded anticipated expenses included underwriting; sales marketing; website maintenance; the "conservation program" (monetary rewards paid to three employees who "save" policies for which the policyholder has given or received notice of surrender); legal expenses, especially the

MBNA for the month of May, reflected in Appendix A) and requested an analysis of the expenditure by John Peasley. Mr. Peasley obtained a copy of the account statement and furnished it to Mr. Demgen, who says that his review of this account statement was the first time he knew that there was a credit card under the Chairman's name for which invoices were sent to the Company address. Mr. Demgen says that he noticed that the expenses in question seemed to him to be personal expenses of the Chairman or his family, and that only a small amount of the bill had been paid by the Chairman. He says that he questioned Mr. Peasley about the allocation of the charges between the Company and Mr. Mitte--commenting that the split reflected by the payment "can't be right, it should be the opposite"--but was assured by Mr. Peasley that the allocation was consistent with past practice. Mr. Demgen then questioned Bob Bender, who had prepared the check request reflecting the allocation. Mr. Demgen recalled that Mr. Bender stated, "This is the way Roy wanted it. He was absolutely insistent that he [the Chairman] pay for the gas...," which was for the Chairman's wife's car (Mr. Bender used his personal credit card for gas for the company car). Mr. Bender explained that every month he (Mr. Bender) prepared a personal check, drawn on the Chairman's personal checking account, to cover the gasoline charges and presented it to the Chairman for signature, and submitted a check request for the remainder of the charge.

      Mr. Demgen said that, having "realized that [he] might have stumbled into a hornet's nest...," he discussed the issue with both Mr. Peasley and Mr. Richmond, and found both of them hesitant to confront the Chairman about the charges. Mr. Demgen believed that the likely result would have been termination, and assumed that the other two men did as well. Not knowing

----------
      Lemon class action; product development and actuarial expenses (primarily consulting fees paid to consulting actuaries for development of new products); and the print shop.

what else to do, Mr. Demgen decided to shelve the issue until the end of the quarter, and perhaps discuss it then with PwC.

      Mr. Demgen next addressed the issue in preparation for meetings of the Audit Committee, and with PwC's engagement partner for the Company's audit, Scott Elphingstone, scheduled for August 13. Mr. Demgen obtained a detail of the MBNA America account for the year 2002, and upon reviewing it, realized for the first time that the charges exceeded $44,000 for the year to date. Questioning Mr. Peasley about the amount, Mr. Demgen stated that he was told that the charges "went back years." He said that he next spoke to Mr. Bender--as the person who had signed and submitted most of the check requests in question--to inform him that the issue would be raised with the Chairman. Mr. Demgen says that he asked Mr. Bender whether he (Mr. Bender) was certain that the Chairman had been aware of the handling and allocation of the charges on the MBNA account. According to Mr. Demgen. Mr. Bender replied that the allocation had indeed been as intended by the Chairman, and volunteered that, "Jim Grace knows it." According to Mr. Demgen, Mr. Bender asked, "Are you sure you want to take this on?"

      During his interview, Mr. Bender informed the Committee's counsel and advisers (in the presence of Mr. Mitte's attorneys) that he recalled that Mr. Demgen questioned Mr. Bender concerning the MBNA Account charges in late July or early August (of 2002).(13) Mr. Bender recalled that Mr. Demgen seemed genuinely surprised when Mr. Bender explained the history of the MBNA Account; Mr. Bender believes that Mr. Demgen, who had only recently become the CFO, had not previously been aware of the account or the purposes for which it was used.(14) Mr.

----------
(13) Mr. Bender was out of the office on a vacation during the week of August 5.

(14) Mr. Bender stated that Mr. Demgen had "thought we were paying off a car or something."

Bender stated that he explained what he had been told by Mr. Grace concerning the Company's payment of the Chairman's expenses. Mr. Bender recalled Mr. Demgen saying something to the effect of, "This is going to be big."

      On August 13, 2002, the Audit Committee and Mr. Elphingstone were informed of the problem charges. The Audit Committee, in consultation with PwC. made the decision to announce that the Form 10-Q would not be timely filed, and to initiate this investigation.

X.    THE CHAIRMAN'S RESPONSES TO INQUIRIES CONCERNING PERSONAL EXPENSES.

      Mr. Demgen informed the Committee's counsel and accounting advisers that late in the week of July 29, 2002 (perhaps on August 1 or 2), he and Mr. Richmond sat down with the Chairman to discuss the cash flow analysis. Mr. Demgen stated that he expressed to the Chairman his concern over the dividend which Mr. Mitte insisted be paid (3% of the share price) and over the Company's donations to the Mitte Foundation, telling the Chairman that he was concerned with the Company's ability to meet its obligations in the future, that the Company would "go negative" in 2003 at the rate of current expenditures and dividends, and that the Company would effectively be dividending 100% of the cash flow of the insurance company subsidiaries, thereby precluding any increase in reserves. Mr. Demgen stated that at this time, he did not discuss the issue of personal expenses. Mr. Demgen stated that, ten minutes after the meeting concluded, the Chairman called Mr. Demgen to the Chairman's office and terminated Mr. Demgen--but that Mr. Richmond was able to talk the Chairman into rescinding the termination.

      On Monday, August 5, 2002, the Chairman summoned Mr. Fleron and Ms. Kinlaw to his office. On a piece of paper he wrote "J.D. div," apparently meaning that Mr. Demgen was involved in divorce proceedings. Mr. Fleron and Ms. Kinlaw responded that they were not aware of whether or not Mr. Demgen was going through a divorce. The Chairman then added to the piece of paper some lines that resembled the following:

                X_____

                X_____

                X_____

Mr. Fleron and Ms. Kinlaw questioned the Chairman as to what he was looking for. The Chairman added to the piece of paper some combination of "Florida, L.A., Austin." Eventually Mr. Fleron and Ms. Kinlaw understood the Chairman to be communicating that he thought (or had heard) that Mr. Demgen had had girlfriends or affairs in cities to which he traveled art business, and that he wanted Mr. Fleron and Ms. Kinlaw to find out about them. The Chairman further wrote "letters," which Mr. Fleron and Ms. Kinlaw took to mean that he wanted a memorandum concerning this information.

      Mr. Fleron and Ms. Kinlaw checked the domestic relations filings in Travis County; as best they could tell, no divorce proceedings had been filed at that time. A few hours later, they went back to the Chairman's office and informed him that they had found no information concerning Mr. Demgen's divorce in the Travis County records. Mr. Fleron, in an effort to defuse the situation, told the Chairman that he had no way to know or find out about any alleged girlfriends--except to ask Mr. Demgen. The Chairman made it clear that he did not want them to interview Mr. Demgen.

      A few days later, the Chairman called Ms. Kinlaw and asked her to call an Austin attorney, Bill Brown, to request that he come meet with the Chairman the next day. Ms. Kinlaw did so; on Friday, August 9, Mr. Brown came to the Company's offices, and Ms. Kinlaw accompanied him to the Chairman's office. The Chairman again wrote down "J.D." and drew lines, and then pointed to Ms. Kinlaw as if to have her explain what it was that he wanted. Ms.

Kinlaw informed Mr. Brown that the Chairman wanted Mr. Brown to investigate potential girlfriends of Mr. Demgen. Mr. Brown responded that he didn't think he'd be able to find anything but that he would see what he could do.

      On Tuesday, August 13, Messrs. Richmond, Demgen, and Fleron walked to the Chairman's office and presented him with a copy of the Audit Committee's letter of that date (a copy of which is attached as Appendix Z).(15) During his interview, Mr. Bender informed the Committee's counsel and accounting advisers that he (Mr. Bender) met with the Chairman after Messrs. Richmond, Demgen, and Fleron left, and again the next day (August 14), to discuss the actions that had been taken with respect to the Form 10-Q and the investigation. Mr. Bender stated that he felt, personally, that the issue should have been handled differently--perhaps simply informing the Chairman that the Company would no longer pay his personal expenses.(16) Mr. Bender stated that he expressed that view to the Chairman, especially on August 14, and that as he considered Mr. Bender's words, the Chairman grew increasingly angry, ultimately deciding--again--to fire Mr. Demgen. At the Chairman's instructions, Mr. Bender called Mr. Demgen to the Chairman's office; when Mr. Demgen arrived, the Chairman wrote and said the word "fire" and pointed to Mr. Demgen.(17) According to Mr. Demgen, Mr. Bender--speaking

----------
(15) The Committee's letter of August 13, 2002 erroneously stated that the investigation was being conducted by Messrs. Demgen and Richmond. The misstatement in the August 13 letter was corrected in a letter dated August 16, 2002, a copy of which is attached as Appendix AA.

(16) Mr. Bender stated that he told the Chairman, "I thought they were going to tell you they didn't think you should be doing this--I didn't know they were basically going to shut down the company.

(17) Mr. Bender stated that the Chairman also decided he should fire Mr. Richmond, because Mr. Richmond agreed with what Jeff had done." Summoned to the Chairman's office, Mr. Richmond (according to Mr. Bender) pleaded with the Chairman to reconsider, to "let the process work." The Chairman asked Mr. Bender's opinion; Mr. Bender responded that it would be a "big mistake" to fire Mr. Richmond, who was a loyal employee and was needed as the Company "sorted through it" (the issue of the personal expenses). Agreeing, the Chairman decided not to fire Mr. Richmond.

for the Chairman--stated, "Roy wants to know why this was okay for 10 years and now it's not okay."

      The Chairman then had Mr. Bender call a meeting of all officers of the Company and its subsidiaries at the levels of Assistant Vice President and above, and had Mr. Bender prepare a letter to be read and distributed at the meeting. Mr. Bender prepared a first draft, which mentioned the issue of the personal expense investigation and the Chairman's promise to repay any sums found to have been improperly paid. After reading the first draft, the Chairman instructed Mr. Bender to add a paragraph announcing the firing of Mr. Demgen. Mr. Bender did so, but recommended that this second paragraph be deleted; he informed the Chairman that there was no reason to discuss the termination at the meeting. The Chairman considered Mr. Bender's advice, and consulted with Assistant General Counsel Sheryl Kinlaw, who concurred with Mr. Bender; the Chairman ultimately agreed, and the information concerning the Demgen termination was removed from the letter. A copy of the letter, as revised, is attached as Appendix BB. However, shortly before the meeting, Mr. Mitte was informed that an emergency meeting of the Board of Directors had been called, to consider reinstating Mr. Demgen. Accordingly, when the officers gathered in response to the Chairman's summons, the Chairman instructed Mr. Bender to read the earlier draft of his letter (including the portion concerning Mr. Demgen's termination) as well as a 1998 letter announcing an earlier termination of Mr. Demgen (which the Chairman had rescinded).(18) The meeting ended on that note.

----------
(18) In his interview, Mr. Demgen informed the Committee's counsel and accounting advisers that the Chairman, in Mr. Demgen's presence in rescinding the 1998 termination, had torn up what Mr. Demgen had previously believed to be the only copy of the 1998 termination letter.

      The Members of the Board of Directors will recall that, later in the day on August 14, at the emergency meeting of the Board of Directors, Mr. Demgen was reinstated pending the results of the Committee's investigation.

      On Saturday, August 17, 2002, with the Audit Committee and the full Board scheduled to meet, the Chairman sought to intimidate Messrs. Richmond and Demgen with allegations of personal improprieties not related to financial misconduct (or, for that matter, to Company business). The Chairman called Mr. Richmond to the Chairman's office and presented Mr. Richmond with a typewritten sheet of paper insinuating that Mr. Richmond's wife had had an affair with an unnamed individual. Shortly thereafter, the Chairman knocked loudly on the locked door of Mr. Richmond's office, where Mr. Richmond and Mr. Demgen were conferring; in his hand was another sheet of paper, apparently consisting of similar insinuations concerning Mr. Demgen. Refused entry to the office, the Chairman shouted loudly, and by pointing to the doorknob instructed Mr. Bender to unlock the door. When Mr. Bender did so and opened the door--which was pushed closed from the inside--the Chairman again shouted at the occupants of the office. Scott Mitte eventually arrived and was able to convince his father to return to his office at the other end of the hail.(19)

      The Chairman's responses to the allegations of improper use of Company funds (and to the Committee's expressed intention to investigate same) were offensive and entirely inappropriate. Under the recently-enacted Sarbanes-Oxley Act of 2002, this Committee must establish procedures for the receipt, retention and treatment of complaints regarding accounting,

----------
(19) The Committee's counsel was informed by David Hopkins of another apparent effort, by persons associated with the Chairman, to acquire information injurious to his accusers. Dyna Mitte, the former wife of Scott Mitte and a former employee of the Company in property management, has maintained a friendship with Homer Cantu, who is also a former Company employee. Ms. Mitte informed Mr. Cantu that she bad received a call from "the Mittes," in her words, in the early hoots of August 17 (the morning of the Audit Committee meeting and Board meeting); she was asked if she had any adverse information concerning affairs involving either Mr. Richmond or Mr. Demgen and people who worked for them. Mr. Cantu informed Mr. Hopkins of the call at a social gathering several days later.

internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Sarbanes-Oxley Act further prohibits the Company from discharging, demoting or otherwise discriminating against any employee who lawfully provides information regarding any conduct the employee reasonably believes constitutes a violation of the securities laws or financial fraud statutes. Had the Chairman been successful in discharging Mr. Demgen or Mr. Richmond, or in preventing the Committee from carrying out its investigation, the Company could have faced liability to the affected officer(s). The Committee--in consultation with the Company's counsel and its outside auditors--intends to comply with the requirements of the Sarbanes-Oxley Act by establishing the requisite procedures for accepting, investigating, and resolving "whistle-blower" information concerning accounting matters. In the interim, the Committee recommends that the full Board pass an appropriate resolution informing the Company's officers and employees that communications of legitimate concerns with respect to Company accounting are welcomed and will be handled in confidence to the extent reasonably possible, and that acts of discrimination, recrimination or retribution against persons presenting such reports will not be tolerated.

XI.   THE JANUARY 2002 DONATION TO THE MITTE FOUNDATION.

      As set forth above, the Board established the Chairman's compensation for the year 2002--increasing the salary component from $503,500, as originally considered by the Compensation Committee, to $800,000 upon the express representation that the Company would not be requested to make a donation to the Mitte Foundation in 2002. However, on January 2, 2002, a Request for Wire Transfer (a copy of which is attached as Appendix CC) requesting the transfer of $1 million to the Roy F. and Joann Cole Mitte Foundation was submitted to the Company's Cash Operations Department; the Request was signed by Mr. Bender, as well as by

Ricardo Cruz and Melissa Ortiz of the Company's Investments Department. The Wire Transfer was completed later the same day.

      A few days thereafter, the Chairman instructed Assistant General Counsel Sheryl Kinlaw to prepare, and circulate to members of the Board of Directors, a unanimous consent resolution approving the previously-consummated transfer to the Mitte Foundation. Mr. Grace declined to sign the resolution, and instead resigned from the Board of Directors.(20) Although a number of directors did sign the resolution,(21) all of the required signatures were not obtained, and the resolution accordingly never became effective as an expression of unanimous consent. The Board of Directors has never met to ratify or approve the donation.

XII.  NO OTHER KNOWN PAYMENT OF OFFICERS' PERSONAL EXPENSES.

      During his interview, Mr. Peasley informed the Committee's counsel and accounting advisers that in addition to the "Executive" 900 Cost Center, there are six other cost centers for which there is no automatic, periodic budgetary review of expenses charged:

                  Cost Center           Description
                  -----------           -----------

                  005                   ILG Securities Corp.
                  030                   FIC (Corporate Related Costs)
                  035                   ILCO Holding Company
                  040                   Mitte Foundation
                  510                   Executive Operations (Tom Richmond)
                  720                   Financial Operations (Jeff Demgen)

----------
(20) Mr. Grace's resignation was accepted by the Board of Directors by Unanimous Written Consent dated January 25, 2002. Interviewed by the Committee's counsel, Mr. Grace did not mention being presented with the resolution or choosing to resign rather than sign it; Mr. Grace stated that he had already left the Board at the time the resolution was circulated. However, Ms. Kinlaw informed the Committees counsel that she actually had to prepare a new signature page--deleting Mr. Grace's signature block--when Mr. Grace declined to sign, and that his handwritten letter of resignation, although dated "December 31, 2001." was actually written in her presence and handed to her on January 4, 2002.

(21) The Committee's counsel were informed that at least some of the directors who did sign the resolution were not aware that the funds had already been transferred.

Accordingly, the Committee's accounting advisers reviewed the expense records for each of the non-reviewed cost centers for the period from 1996 through July of 2002 to determine whether any similar pattern of payment of personal expenses might have occurred therein.

      Attached as Appendix DD is a spreadsheet prepared by Committee's accounting advisers tabulating the expenses charged to each of the listed cost centers for the period.

      A.    Cost Centers 510 (Richmond) and 720 (Demgen).

      Expenses charged to Cost Centers 510 720 were an order of magnitude smaller than expense charged to the Executive (900) Cost Center during the period--11.5% and 5.5%, respectively, of the amounts charged to the 900 Cost Center. The highest single annual expense charged through either Cost Center--$ 104,948 in Cost Center 510 in 1997, when Mr. Demgen was in national sales and accordingly expected to incur higher expenses than are necessitated by his current position as Chief Financial Officer--was less than a third of the amount charged through the 900 Cost Center for the same year.

      None of the persons interviewed by the Committee's counsel were aware of any instance or practice of Company payment of personal expenses for any officer or employee--including Mr. Demgen or Mr. Richmond--other than the Chairman.

      B. Cost Centers 030 (FIC--Corporate Related Costs) and 035 (ILCO Holding Company).

      Merger-related expenses significantly increased the amounts charged to these cost centers in 2001: $1,053,137 to 035 and $562,166 to 030. However, these amounts consist primarily of allocated general and administrative ("G&A") costs and fees paid to outside counsel, actuaries, and other consultants.

      The $477,810 in expenses charged to the ILCO 035 Cost Center in 1996 consisted primarily of fees paid to outside legal counsel, consultants and actuaries. The $276,578 and

$234,022 charged to the FIC Corporate Related Costs in 1998 and 2002, respectively, consisted primarily of legal fees and actuarial consulting fees.

      C.    Cost Center 040 (Mitte Foundation).

      Check requests submitted by authorized officers on behalf of the Mitte Foundation are routinely paid without further review, and there is no automatic budgetary review of such expenses. However, the Company's accounting personnel routinely invoice the Foundation for, and receive reimbursement of, expenses charged to this Cost Center. We were informed by Mr. Peasley, among others, that a review process is underway to determine whether additional expenditures should be reimbursed by the Foundation. Earlier, Mr. Peasley prepared a schedule detailing $150,729 in expenses originally charged to Account 900 for Foundation-related expenses during 2000; in January 2001 the Mitte Foundation reimbursed the Company for these costs.

      A separate Report of Internal Audit Concerning Payment of Mitte Foundation Expenses has been reviewed and approved by the Committee for forwarding to the Board.

      D.    Cost Center 005 (ILG Securities Corp.).

      Expenses charged to this Cost Center are only a fraction of the amounts charged to the Executive Cost Center and have not exceeded $30,000 in any year from and after 1996.

      In short, none of the identified cost centers reflect the consistent volume of expenditures as are reflected, from 1996 to the present, in the Chairman's 900 "Executive" Cost Center, nor do there appear to be examples of consistent payment of personal expenses with Company funds. In extensive interviews of present and former officers who might be expected to have relevant knowledge, none have stated a belief that the Company has paid personal expenses of any officer or director other than the Chairman.

      E. Unlikelihood of Similar Abuses involving Other Officers.

      The Committee has concluded that the practice of payment of personal expenses with Company funds was almost certainly limited to the office of the Chairman. As set forth above, the expense flow through the other nonreviewed cost centers has been substantially less--typically an order of magnitude smaller--than the expenses of Cost Center 900. Neither the Committee nor its counsel or accounting advisers were informed, during the course of the investigation, of any belief or rumor within the Company of expense account abuse by officers or employees other than the Chairman. Further, the attitude within the Company with respect to justification of expenses--requiring, for example, the entry of cost center codes to track photocopying expenses, a practice that is relatively unusual outside of consulting or service industries--is so strict as to render it relatively unlikely that expense abuse could succeed absent the power of the office of the Chairman and the autocratic manner of its occupant. Further, neither the Chairman nor his counsel have even suggested any practice of improper expense reimbursement by others within the Company--even while the Chairman was seeking to undermine the investigation with insinuations of non-business-related, personal improprieties of some officers of the Company.

      Accordingly, while the Committee does recommend that all of the Company's cost centers be subjected to the same periodic budgetary review, the Committee concludes that the practices made the subject of its investigation have been confined to the office of the Chairman.

XIII. CONCLUSION OF INVESTIGATION.

      The Committee believes that no further investigation of the matter of payment of personal expenses of officers or directors is necessary. The Committee, with the aid of its counsel and accounting advisers, has conducted and completed an investigation that was as complete as was reasonably possible given the Committee's lack of subpoena power.

                            Report of Internal Audit
                 Concerning Payment of Mitte Foundation Expenses

To the Audit Committee of Financial Industries Corporation:

      In connection with the audit committee investigation concerning payment of personal expenses of the Chairman of Financial Industries Corporation ("FIC"), senior management of FIC requested a complete internal audit to review the payments by FIC of expenses of the Roy F. and Joann Cole Mitte Foundation (the "Foundation"). The purpose of the internal audit was to review expenses of the Foundation which were submitted to FIC for payment, or otherwise paid by FIC, to determine whether such expenses had been properly recorded and reimbursed to FIC.

Background

      In 1997, the Foundation began its operations. At that time, at the direction of Roy F. Mitte, the Foundation began submitting payment requests to FIC through FIC's accounts payable process. In order to handle these payment requests, FIC set up a receivable account (labeled cost center 040) to track the Foundation expenses. From July 1997 through August 31, 2002, $2,617,601.74 has been paid by FIC through cost center 040. These expenses have been reviewed for this report. In addition to cost center 040 expenses, the internal review of Foundation expenses included: (1) $300,747.22 of expenses of the Foundation that were paid by other FIC cost centers; (2) rental expenses of the Foundation incurred as a Tenant of FIC's subsidiary; (3) employee benefit expenses of the Foundation paid by FIC; (4) FIC's furniture and PC equipment used by the Foundation; and (5) use of FIC's staff for Foundation purposes. A review of these expenses shows, that as of August 31, 2002, expenses in the amount of $1,705,962 plus interest need to be reimbursed to FIC.

      On September 16, 2002, the Foundation tendered a check to FIC in the amount of $481,849.52. Of this amount, $475,538.83 is from expenses billed to cost center 040, $2,307.69 was for Scott Mitte's salary expensed to cost center 900, and $4,003.00 was for Tony Bennett tickets expensed to FIC's cost center
900. Although this reduces the amount above to $1,224,112.50, the numbers presented in the report below still represent the amounts owed as of August 31, 2002, as this is the date of the report.

Expenses

I.    Foundation Expenses Submitted through Cost Center 040

      o     Total Amount owed to FIC = $617,229.37 plus interest

      Since July 1997, $2,617,601.74 has been paid by FIC on behalf of the Foundation through cost center 040. Types of expenses submitted through cost center 040 include payroll expenses for Foundation employees, general purchases of the Foundation, and reimbursement expenses. As discussed above, for most of the expenses, FIC receives a payment request from the Foundation and then pays these expenses on behalf of the Foundation. Payroll expenses were set up on cost center 040 at the insistence of Roy F. Mitte and M. Scott Mitte (see attached report of Sharon Rickey at Attachment II(c)). After FIC paid the expenses, FIC would send an invoice, on a monthly basis, to the Foundation, requesting reimbursement for the payments.(1) Most of these charges were then reimbursed, interest free, on a quarterly basis by the Foundation. The total amount

----------
(1) From 1997 through 1999, the Foundation did not offer to reimburse FIC for any of its expenses that were paid by FIC. Starting in January 2000, FIC began to invoice the Foundation for cost center 040 payments that were made by FIC.

reimbursed by the Foundation for cost center 040 expenses through August 31, 2002 is $2,000,372.37. The items that were not reimbursed consist of Foundation expenses from 1997 through 1999 along with those items that the Foundation chose not to pay. Since FIC has not included interest on its monthly invoices to the Foundation, the Foundation has received the benefit of the use of FIC funds, on art interest free basis.

      As of August 31, 2002, the total of unreimbursed expenses from cost center 040 was $617,229.37, not including interest. Most of this amount consists of 2002 expenses with some expenses from other years that remain unpaid. A detail listing of the expenses and reimbursements from cost center 040 can be found on Attachment I(a).

      During the review of the cost center 040 expenses, it was discovered that there were many instances of what appear to be personal expenses of Scott Mitte which have been paid by FIC through cost center 040. The total amount paid by FIC for these expenses is $120,410.52.(2) Examples of this type of expense include: a $4,037.77 purchase from Tom James for a custom made tuxedo for Scott Mitte, and a $7,000 reimbursement payment by FIC to Scott Mitte that was submitted by Scott Mitte in both June and July of 2002 for a single payment he allegedly made to Custom Coach.(3) Numerous other reimbursements were made to Scott Mitte where the amount reimbursed far exceeded the receipts and detailed back up provided. Although $104,872.98 of these apparently personal expenses of Scott Mitte have been reimbursed to FIC, it should be noted that the transactions involve an Interest free use of FIC funds. A detailed listing of

----------
(2) Out of the $120,410.52 paid by FIC through cost center 040 for what appear to be personal expenses of Scott Mitte, $104,872.98 has been reimbursed to FIC and $1 5,537.54 has not been reimbursed. The unreimbursed amount is included in the $617,229.37 amount that has not been paid by the Foundation to FIC.

the expenses can be found on Attachment I(b) for unreimbursed funds and Attachment I(c) for reimbursed funds.

II.   Foundation Expenses Paid by FIC Cost Centers

      o     Total Amount Owed to FIC=$121,556.33 plus interest

      In addition to Foundation expenses that were submitted through cost center 040, there were also Foundation expenses that were billed to other FIC cost centers, mostly through FIC cost center 900 (FIC's executive cost center) instead of the Foundation cost center, 040. This was generally done by submissions to FIC's account payable department that were approved by a person authorized to sign on cost center 900, usually Roy F. Mitte or Bob Bender. The amount of Foundation expenses submitted through FIC cost centers, not including salary expenses which are described in the paragraph below, totals $208,135.71. Out of this amount, $130,729.25 has been reimbursed to FIC and $77,406.46 remains unreimbursed. Examples of Foundation expenses submitted through these FIC cost centers include: a $4,200 purchase from Aus-Tex Printing and Mailing for Foundation brochures, and a $6,090.15 purchase from Stripling Blake for I interior and 5 exterior doors that according to Stripling Blake, were delivered to the residence of Scott Mitte. This appears to be a personal expense of Scott Mitte. A detailed listing of the expenses of the Foundation submitted through cost center 900 (not including salary expenses, described in the paragraph below) can be found on Attachment II(a).

      In addition to the regular Foundation payroll expenses submitted to FIC through cost center 040, certain salary expenses of Foundation employees were submitted through cost center 900. The total amount of Foundation salaries paid by FIC cost center 900 is

----------
(3) Although Scott Mitte received two $7,000 reimbursements for what appears to be a single payment made by him, only one $7,000 amount is included in this section since the single payment appears to be for a

$92,611.51. The Foundation has reimbursed FIC for $48,461.64 of this amount and $44,149.87 remains unreimbursed. Attachment II(b) sets forth the details of these payroll expenses. These salary expenses consist of an annual salary of $20,000 that Scott Mitte receives in addition to his cost center 040 Foundation salary, as an executive consultant for Roy F. Mitte, the entire salary of Julie Gunn, a Foundation employee, and salary for Glenda Espinosa, a previous Foundation Employee. The Foundation has stated that they would not reimburse FIC for Julie Gunn's salary because she is an FIC 900 executive assistant. In an interview with Ms. Gunn, she acknowledged that she worked solely for the Foundation. These salaries were set up this way due to the direction of Roy F. Mitte. A report from Sharon Rickey, Senior Vice President of Human Resources, has been attached (Attachment II(c)). This report states that Roy F. Mitte and Scott Mitte made it clear that certain Foundation employees were to be charged to cost center 900 and that such Foundation employees would participate in FIC benefit plans.

III.  Rent Expense and Tenant Improvement Costs

      o     Total Amount Owed to FIC = $857,087 plus interest

      Since July 2000, the Foundation has conducted its operations on a portion of the 4th floor in Building One of River Place Pointe. Mr. Mitte has never authorized a written lease between the Foundation and Investors Life Insurance Company of North America, the owner of the building. Because a written lease was never authorized, no rent was charged for use of this space until April 2002. Since April 2002, a nominal rate of $4.32 sq./ft. was used to calculate the Foundation's rent, compared to the market rate of $28.00 sq/ft. for other tenants of River Place Pointe who negotiated leases to occupy River Place Pointe during 2000-2001.

----------
Foundation, rather than a personal, expense.

      The office space on the 4th floor from where the Foundation operates is a separate wing; however, it is used by both FIC and the Foundation. The total area consists of 4,755 sq./ft., of which 2,919 sq./ft. is used solely for Foundation operations. Rent calculations herein are based on 2,919 sq/ft. of Foundation space. In addition to the office space, the Foundation uses five reserved parking spaces underneath Building One. Based upon the market rental rate of $28.00 sq./ft, along with the fee, for reserved parking spaces charged to other tenants, the Foundation accumulated $190,086, not including interest, in base rental expenses since July 2000. (See Attachment III(a) for calculation). Only $2,100 has been paid to FIC by the Foundation for rent.

      In addition to its rental expense, the Foundation has never paid FIC for the cost of excess tenant improvements incurred for the Foundation's office space. During construction of the office space, the Foundation chose not to use the same architectural firm used by FIC for the remainder of Building One. This separate firm was hired by and worked exclusively with Scott Mitte. The total tenant improvement costs for the office space were $184.58 sq./ft. When other tenants in River Place Pointe spent more than the standard $18 sq./ft. for tenant improvements, the Company would charge 10% interest on the balance that exceeded the $18 sq./ft. amount until that balance was paid in full. If the same calculations used for other tenants were applied to the Foundation, and the same 10% interest rate is applied, the cost of excess tenant improvements owed to FIC, as of August 2002 would be $627,101. (See Attachment III(a) for calculation)

      Prior to moving its operations to River Place Pointe, the Foundation offices were located at the FIC's previous address of 701 Brazos. The Foundation operated at this location rent free from July 1998 until their move to River Place Pointe in July 2000.

Based upon the rental charge FIC paid for rent, the Foundation would have accumulated $42,000 plus interest in rental expenses for the 24 month period. (See Attachment III(a) for calculation).

IV.   Employee Benefit, Payroll Tax and Payroll Processing Expenses

      o     Total Amount Owed to FIC = $59,760 plus interest

      At the insistence of Roy F. Mitte, employees of the Foundation have been improperly enrolled in various employee benefit plans sponsored by FIC subsidiaries. The Foundation is not a participating employer in any of these plans. These benefits include medical, basic life, 401k matching contributions, and administrative expenses related to such plans. Starting in 1997 through August 31, 2002, the value of benefits provided to Foundation employees was $41,849, none of which has been reimbursed to FIC. The Company also pays the FICA and FUTA taxes for those same employees. Through August 31, 2002, the total unreimbursed expense was $13,077.80 plus interest.

      In addition to paying for benefits and the required taxes, FIC also incurs costs for payroll processing for the Foundation employees. Through August 31, 2002, the total of unreimbursed payroll expenses was $4,834 plus interest.

      A breakdown of expenses in this category are attached as Attachment IV(a),

V.    Furniture and PC Equipment

      o     Total Amount Owed to FIC = $30.35 8 plus interest

      Over the course of several years, and at the request of the Foundation, FIC has purchased $116,889 of furniture and PC equipment for use by the Foundation. The Foundation has never paid FIC for the usage of this furniture and equipment. Based on the total amount of depreciation that has accumulated on this furniture and equipment through August 2002, the Foundation owes FIC $30,358 for their use. A detailed listing of the furniture and equipment items purchased by FIC and used by the Foundation can be found on Attachment V(a).

VI.   FIC Support Staff

      o     Total Amount Owed to FIC = $19,970 plus interest

      The Foundation has relied upon the staff of FIC to conduct many of its routine functions. These functions include accounts payable, benefits administration, payroll administration, and recruiting. In addition to these routine functions, several individuals and departments were called upon from time to time due to their expertise. These areas included the Legal department, Human Resource department, and the Information Systems department. In many instances, the time spent by these departments was to protect the interests of FIC and its subsidiaries and would not have been necessary if the two entities were truly independent. The time these individuals and departments spent assisting the Foundation adversely affected their productivity to FIC. Based upon a conservative estimate of time spent by each area/individual and using their average pay rate, the Foundation would owe FIC $19,970 plus interest. A detailed listing of the hours spent and the pay rates can be found on Attachment VI(a).

Additional Amounts Owed to FIC

      On September 13, 2002, as I was completing this report, it came to the attention of John Peasley, Senior Vice President, Budget & Planning, that another FIC cost center, 420, has been paying for the Xerox copier used by the Foundation. This copier was added on to the contract that FIC entered into in July of 2000 for use and maintenance of the copiers in FIC's home office. This amount has not been included in this report, and there may be other expenses that have been paid by other FIC cost centers which are not included in this report. Additionally, it should be noted, that no interest has been included on any calculations of amounts owed to FIC herein.

Other Information

      During April 2001, Roy P. Mitte, through Bob Bender, asked the Internal Audit department to conduct an audit of the year to date expenses charged by the Mitte Foundation to cost centers 040 and 900. Internal Audit was instructed to give special attention to those charges submitted and paid to Scott Mitte. This audit was to be in the form of spreadsheets that detailed the different classifications of expenses. It was instructed that the completed audit should not contain a written summary of the findings, nor were recommendations to be given. Once completed, the audit report was given directly to, and only to Roy
F. Mitte and Bob Bender. A copy of the items given to Roy F. Mitte and Bob Bender can be found on Attachment VII(a).

      Following receipt of the report, Roy Mitte and Bob Bender had questions regarding certain charges and reimbursements. Most of these questions dealt with wanting more information about specific charges, such as the item(s) purchased, dates, etc. It is not known what action, if any, was taken after the information was furnished. It should be noted however, that certain expenses, such as the Tom James custom made tuxedo, that are included on Attachment I(c) of this report, were also included in the 2001 audit.

Conclusion & Recommendation

      It is the recommendation of internal Audit that FIC seek reimbursement for all amounts owed to FIC by the Foundation, including interest on all amounts owed.


Completed by: Chad J. Johnson, Vice President of Internal Audit


                              /s/ Chad J. Johnson

                                                                        [LOGO]
                                                                     Otter Creek
                                                                      MANAGEMENT

Affidavit of Roger Keith Long

Details of FIC and Mitte Settlement Agreement (pgs. 4-5)

o     Mitte receives $3 million in three equal annual installments

o     FIC receives proxy to vote Mitte Foundation 17% stock ownership

o FIC may use proxy to increase shareholder ownership threshold required to call special meeting from 10% to 30% as of 2004

o     FIC may use proxy to vote to eliminate cumulative voting as of 2004

7/9/2003

                                 CAUSE. No._____

OTTER CREEK PARTNERS I, L.P.           ss.        IN THE DISTRICT COURT
                                       ss.
      Plaintiff,                       ss.
                                       ss.
v.                                     ss.        TRAVIS COUNTY, TEXAS
                                       ss.
FINANCIAL INDUSTRIES CORP.             ss.
                                       ss.
      Defendant.                       ss.        ___JUDICIAL DISTRICT

--------------------------------------------------------------------------------

                          AFFIDAVIT OF ROGER KEITH LONG

--------------------------------------------------------------------------------

State of Florida

County of_________

      On the date and year entered below, Roger Keith Long, who is personally known to me, appeared before me and under oath, attested as follows:

      1. My name is Roger Keith Long. I am over the age of eighteen years and fully competent to give this affidavit. I have personal knowledge of all facts stated herein and all such facts are true and correct.

      2. I am the owner and president of Otter Creek Management, Inc., a Delaware corporation, the general partner and contracted investment advisor to Otter Creek Partners I, L.P. ("Otter Creek"), a Delaware limited partnership whose principal place of business is in Palm Beach, Florida. Otter Creek currently owns and has owned since May 30, 2001 shares of common stock of Financial Industries Corporation ("FIC").

      3. I have become aware of facts concerning FIC from filings with the Securities and Exchange Commission ("SEC") made by FIC and others. Attached hereto as Exhibits 1, 2 and 3, respectively, are true and correct copies of FIC's annual report on Form 10-K for the year ended December 31, 2002 ("FIC 10-K"), FIC' s quarterly report on Form 10-Q for the period ended March 31, 2003 ("FIC 10-Q") and FIC's preliminary proxy statement for its 2003 annual meeting filed with the SEC on April 18, 2003 ("FIC Preliminary Proxy"). The relevant portions of each Exhibit have been highlighted to more readily point out the facts that I will refer to herein. These SEC filings indicate that in August 2002, the FIC board of directors placed Roy Mitte, president and chief executive officer of FIC ("Mitte"), on administrative leave pending the FIC Audit Committee's completion of an investigation into allegations that Mitte had charged personal expenses to FIC over a long period of time without the knowledge and approval of FIC's officers and directors. FIC also alleged that Mitte had caused FIC to make an unauthorized $1,000,000 contribution to the Roy F. and Joann Cole Mitte Foundation (the "Mitte Foundation"). The Audit Committee engaged the accounting firm of Ernst & Young to assist it in the investigation. On September 17, 2002, the Audit Committee issued its report, which concluded that Mitte had improperly caused FIC to pay approximately $540,000 of Mitte's personal living expenses and, without proper board authority, had caused FIC to transfer 81,000,000 to the Mitte Foundation. The FIC SEC filings further indicate that the board of directors terminated Mitte as president and chief executive officer effective October 31, 2002 because of disability and the improper conduct described in the Audit Committee's report and demanded reimbursement for the improper payments.

      4. According to a preliminary proxy statement filed by the Mitte Foundation on March 27, 2003, a copy of which is attached hereto as Exhibit 4 (the "Mitte Proxy Statement"), on January 20, 2003, the Mitte Foundation requested that FIC conduct a special shareholders meeting. The Mitte Foundation later filed the Mitte Proxy Statement, stating its intention to nominate an alternate slate of candidates for election to the board of directors.

      5. FIC sued Mitte, Mitte's wife and the Mitte Foundation, contesting the Mitte Foundation's request for a special shareholders meeting and seeking to recover for the improperly charged personal expenses and the unauthorized transfer of funds. That suit, styled Financial Industries Corp. v. The Roy F. and Joann Cole Mitte Foundation, Roy F. Mitte and Joann Cole Mitte, was filed in the United States District Court for the Western District of Texas and was assigned Civil Action No. A03 CA 033 SS. Mitte counterclaimed against FIC, alleging, among other things, breach of his employment agreement.

      6. On March 18, 2003, Otter Creek requested that FIC conduct a special shareholders' meeting. Otter Creek also filed with the SEC a preliminary proxy statement proposing the election of a slate of eight named directors not affiliated with Mitte or the current board of directors. FIC also denied Otter Creek's request for a special meeting.

      7. Otter Creek has continued to diligently pursue its proxy solicitation efforts by making additional revised SEC filings of preliminary proxy material in preparation for the 2003 annual meeting. However, FIC's refusal to call and hold the required annual meeting has prevented Otter Creek from exercising its rights as a shareholder of FIC to solicit proxies for its slate of nominees for election to the board of directors and to contest the election of the board of directors of FIC. FIC' s actions and inactions have also caused Offer Creek's efforts to be more costly and time-consuming than they otherwise would have been.

      8. A copy of FIC's bylaws is attached as Exhibit 5 hereto. Section 2.2 of those bylaws requires that an annual meeting be held on the fourth Tuesday in April. For 2003, the required meeting date was April 22. FIC, in violation of its bylaws and Texas law, failed to hold the meeting on the required date for 2003. FIC's last shareholders' meeting was June 4, 2002.

      9. On April 18, 2003, the incumbent board of directors filed the FIC Preliminary Proxy which stated that a shareholders' meeting would be held on May 9, 2003 for the purpose of electing directors. In the FIC Preliminary Proxy, FIC's management and board of directors also nominated and recommended their own slate of eleven directors, most of whom were incumbents. FIC did not, however, hold the scheduled May 9 meeting nor inform shareholders of the reason for the delay or any date for a new meeting, and has not since set a new meeting date or a record date for such meeting.

      10. The reason FIC called off the May 9 meeting became apparent when a May 15, 2003 settlement agreement between FIC and Mitte, Mitte's immediate family members and the Mitte Foundation (collectively, the "Mitte Parties") was made public. A copy of this agreement (the "Mitte Agreement") was filed with the SEC as an exhibit to amendment No. 1 to the FIC 10-Q, a true and correct copy of which is attached hereto as Exhibit 6. The Mitte Agreement reveals that the FIC directors and management have sought to entrench themselves in office by using corporate assets to buy the voting rights to Mitte and the Mitte Foundation's combined 17% ownership interest in FIC. The ownership interest of Mitte and the Mitte Foundation has since been reduced to approximately 11% as discussed below. The Mitte Parties have also withdrawn their request for a special shareholders' meeting and abandoned their proxy solicitation efforts.

      11. The Mitte Agreement provides that:

o FIC will pay Mitte $3,000,000, payable in equal annual installments over three years;

o Mitte does not have to pay back the approximately $540,000 in personal expenses that FIC concluded that Roy Mitte caused FIC to pay on his behalf;

o Neither Mitte nor the Mitte Foundation has to repay the $1 million donation to the Mitte Foundation that FIC concluded was unauthorized;

o The Mitte Parties gave FIC management an irrevocable proxy to vote all of their shares for management's recommended slate of directors and against other director candidates, provided FIC assists the Mitte Foundation in selling its stock as described below.

o A change in control of FIC will automatically accelerate the $3 million owed to the Mitte Agreement, making it immediately due and payable in full;

o FIC will use its best efforts to locate a buyer or buyers for 1,552,206 shares of FIC common stock held by the Mitte Foundation at a price of at least $14.64 per share. FIC will try to market at least one-quarter of the shares (388,052) by each of four deadlines: August 15, 2003; May 15, 2004; November 15, 2004; and May 15, 2005. As long as FIC produces purchasers for the required number of shares, the above-described proxy will remain in effect and FIC management will be entitled to vote the Mitte Parties' stock until May 15, 2005;

o     On or before June 1, 2003, FIC or another bona fide purchaser will:

- purchase 39,820 shares of FIC common stock held by Mitte for $14.64 per share (total = $582,964.80);

- purchase 35,502 shares of common stock attributable to Mitte under FIC's employee stock ownership plan at $14.64 per share (total = $519,749.28); and

- pay Mitte $42,636 for the cancellation of 6,600 options exercisable for shares of common stock that he holds;

o FIC will defend and indemnify the Mitte Parties from and against any litigation arising from the Mitte Agreement;

o The parties agreed that Mitte's employment agreement is cancelled, and the parties exchanged broad form releases;

o The Mitte Parties agreed to withdraw their request for a special shareholders' meeting and to abandon all proxy solicitation efforts; and

o The Mitte Parties and FIC recite that they had agreed to extend the date for the annual shareholders' meeting to no later than June 12, 2003. (The full details of the postponement deal have not been announced to FIC's other shareholders and FIC has not yet called an annual meeting or set a record date for such meeting.);

      12. On June 5, 2003, American Physicians Service Group, Inc. ("APS") filed a report on Form 8-K with the SEC, a true and correct copy of which is attached hereto as Exhibit 7 (the "APS 8-K"). The APS 8-K includes a Stock Purchase Agreement and a Stock Purchase and Option Agreement whereby APS purchased FIC common stock from the Mitte Foundation and acquired an option to purchase FIC common stock from FIC, thereby enabling FIC to fulfill some of its obligations to market the Mitte Foundation stock under the Mitte Agreement. Despite the fact that the Mitte Agreement provides that upon a sale of any of the Mitte Parties' stock in compliance with the Mitte Agreement the proxy related to such shares terminates, the Stock Purchase and Option Agreement by and between FIC and APS explicitly provides that all of the shares of common stock acquired by APS from the Mitte Parties remain subject to the proxy set forth in the Mitte Agreement for the FIC 2003 annual meeting.

      13. FIC's incumbent management and board of directors are denying Otter Creek the full and fair exercise of its voting rights. First, they have failed to call an annual meeting, even though, according to FIC's bylaws, it should have been held the fourth Tuesday in April, which this year was April 22. In other words, the incumbent management and directors are seeking to avoid a directors' election by the simple expedient of not holding a meeting. Second, they have gained an unfair advantage over shareholders by buying votes with FIC's assets so that they can

                                                                        [LOGO]
                                                                     Otter Creek
                                                                      MANAGEMENT

FIC Financial Services

                          ----------------------------
                          FIC Financial Services, Inc.
                          William P. Tedrow, President
                          ----------------------------
                                        |
            --------------------------------------------------------------
            |                                  |                         |
------------------------        -----------------------------         -------
     JNT Group, Inc.                 Total Compensation               Paragon
                                   Group Consulting, Inc.             -------
Earl Johnson, President                                                  |
       & Director               Arthur A. Howard, CEO & Dir.             |
  John Pesce, Director           Mike Cochran, Pres. & Dir.              |
                                John Pesce, Vice Pres. & Sec.            |
      PO Box 57770                                                       |
 Webster, TX 77598-7770              3160 Bee Caves Road                 |
                                          Suite 300                      |
      15158 Hwy. 3                    Austin, TX 78746                   |
    Webster, TX 77598                                                    |
                                Reg. Agent: Arthur A. Howard             |
Reg. Agent: Earl Johnson                                                 |
------------------------        -----------------------------            |
                                                                         |
          ----------------------------------------------------------------
          |                            |                                 |
-----------------------     -----------------------      -----------------------
Paragon National, Inc.      The Paragon Group, Inc.       Paragon Benefits, Inc
                                                         f/k/a The 403(b) Store.
Scott Bell, Pres., Dir.     Scott Bell, Pres., Dir.
 Wayne Desselle, Dir.        Wayne Desselle, Dir.        Scott Bell, Pres., Dir.
                                                          Wayne Desselle, Dir.
 245 Whispering Valley       245 Whispering Valley
  Wimberly, TX 78676          Wimberly, TX 78676           3160 Bee Caves Road
                                                               Suite 200B
    Incorporator:                Incorporator:              Austin, TX 78746
   Arthur A. Howard             Arthur A. Howard
                                                              Incorporator:
                                                            Arthur A. Howard
-----------------------     -----------------------      -----------------------

7/9/2003

Press Release

                                        Source: Financial Industries Corporation

Financial Industries Corporation Acquires Three
Companies

Thursday June 5, 8:30 am ET

Creates Niche in the Secondary Education Market

AUSTIN, Texas--(BUSINESS WIRE)--June 5, 2003--Financial Industries Corporation (Nasdaq:FNIN - News; FIC) announced today that it has acquired three companies in the secondary education financial services market, and is now positioned to become an industry leader in that market.

The acquisitions were executed as a component of the strategic business plan outlined last spring by FIC's new management team, and are part of its vision to implement a comprehensive marketing plan for the company.

The acquired companies will operate through a newly created, wholly owned subsidiary called FIC Financial Services Inc., and include:

      o Total Compensation Group Consulting Inc., a consulting firm and registered investment advisor;
      o Paragon, a group of three companies providing employee benefits products and services;
      o     JNT Group Inc., an independent fee-based third-party administrator.

The total consideration for these acquisition transactions is $6.9 million, payable 56% in cash and 44% in FIC stock. The FIC stock is subject to forfeiture in the event that certain business targets are not met. The company received a favorable fairness opinion on these transactions from its financial advisor, Advest Inc., and the transactions were approved last week by the company's Board of Directors.

"Each of these three companies brings to FIC knowledgeable people with developed relationships, and a proven track record providing benefit plan services and products for the educator and school administrator marketplace," said Eugene Payne, CEO, president and chairman of FIC. "When they come together as FIC Financial Services, FIC expects to be transformed from a company offering a limited number of life insurance and fixed annuity products to a financial services organization offering a wide range of products."

Payne also announced that William P. Tedrow, an insurance industry veteran with over 30 years experience, has been named president of FIC Financial Services Inc. The founders of each of the three acquired companies have entered into employment agreements with the newly created subsidiary of FIC, which will employ approximately 32 people in addition to its managed agency force. It will be located with parent company FIC in Austin, Texas.

"The entire new management team at FIC is excited by the business prospects these three acquisitions bring to our company," said Payne. "FIC is now positioned to become a premier player in an important market niche, while the growth from the new subsidiary will result in a significant improvement in FIC's overall cost structure."

The complete acquisition package was facilitated for FIC by representatives of American Physicians Service Group Inc. (APS)

                                                                        [LOGO]
                                                                     Otter Creek
                                                                      MANAGEMENT

Transaction Facilitators

                                       ------------------------
                                       Transaction Facilitators
                                       ------------------------
                                                    |
              ------------------------------------------------------------------------
              |                                     |                                |
--------------------------------     ------------------------------     --------------------------
      Equita Financial and            M&W Insurance Services, Inc.          American Physician
    Insurance Services, Inc.                                                Service Group, Inc.
                                      Richard G. Wolfe, Pres., Dir.            Nasdaq: AMPH
 Richard G. Wolfe, Pres. & Dir.         Robert L. Myer, Director
      Robert L. Myer, Dir.                                               Robert L. Myer, Director
                                            1013 Centre Road
3755 Capital of Texas Hwy. South          Wilmington, DE 19805
            Suite 148                                                   1301 Capital of Texas Hwy.
        Austin, TX 78704             Incorporator: Michael Ginsburg          Austin, TX 78746

  Reg. Agent: Michael Ginsburg
--------------------------------     ------------------------------     --------------------------
              |                                   |                                   |
-------------------------        --------------------------------    --------------------------------
 Transaction Facilitator         Purchased Mitte Foundation Stock         Transaction Facilitator
Received Options from FIC                                            Purchased Mitte Foundation Stock
                                                                         Received Options from FIC
-------------------------        --------------------------------    --------------------------------

7/9/2003
and Equita Financial and Insurance Services, a new marketing partner for FIC. APS and Equita will receive options to purchase 492,000 shares of FIC stock at $16.42 per share (120% of the average closing price for the 15 trading days ended June 3, 2003) exercisable only if the newly formed subsidiary, FIC Financial Services Inc., produces over $200 million in sales between July 1, 2003, and Dec. 31, 2005. No options can be exercised if the new sales target is not reached.

Equita was also granted an option to purchase 158,000 shares of FIC stock at $16.42 per share, fully exercisable only if its marketing activities generate over $360 million in sales. Last year FIC produced a total of $22 million in annuity and life insurance sales; 74 percent in annuities. A designated representative of each APS and Equita will fill two vacancies on FIC's Board of Directors created by the resignations of Roy and Scott Mitte.

In a separate transaction, APS and an affiliate of Equita also announced today that they had purchased approximately 312,484 shares and 204,918 shares, respectively, of FIC stock. A majority of this stock was purchased from the Mitte Foundation, and represents a reduction in shares for which FIC was to locate a purchaser in connection with the previously announced settlement between FIC, Mitte family members and the Mitte Foundation. An additional 27,395 shares were purchased by APS from FIC, and represent some of the shares FIC purchased from Roy Mitte in connection with the same settlement agreement.

About Total Compensation Group Consulting Inc.

TCG Consulting focuses on large employer group consulting and investment advisory services to educators' groups. The company provides retirement plan design and management services on a for-fee basis.

About Paragon

Paragon generates its revenue principally through the direct sales of supplemental insurance products, life insurance and annuity products. These products are sold to educators, city and state employees. Currently, Paragon employs 20 managed agents and has more than 450 broker relationships selling a broad range of products from a variety of insurers.

About JNT Group Inc.

JNT Group is a fee-only third-party administrative services company. JNT's revenues are driven by administration fees paid by employers who receive JNT services. JNT currently administers plans for more than 60 school districts.

About Financial Industries Corporation

FIC, through its various subsidiaries, owns real estate, an actuarial consulting firm, and markets and underwrites individual life insurance and annuity products. For more information on FIC, go to http://www.ficgroup.com.

This release may be considered proxy solicitation material. Information about the participants in such solicitation may be found in a filing on Schedule 14A made with the Securities and Exchange Commission (SEC) on April 18, 2003, or by contacting the Company at 512/404-5000. Shareholders are urged to read the Company's proxy statement carefully when it becomes available because it will contain important information. The proxy statement and other relevant documents will be available for free at the SEC's Web site at www.sec.gov, or by contacting the Company at 512/404-5000.

This release may contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Investors are reminded that these forward-looking statements must be considered in conjunction with the cautionary warnings and risk factors which are detailed in the Company's most recent Annual Report on Form 1 0-K, Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission. FIC is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

----------
Contact:
      Financial Industries Corporation, Austin
      Bob Bender, 512/404-5080
      bbender@ficgroup.com

          Deceptive Marketing Of 'Pension Maximization' Life insurance by Cynthia E. Hvizdos
            General Counsel. State Teachers Retirement System of Ohio

STRS Ohio recently won temporary and permanent injunctions against a Texas insurance brokerage known as Equita Financial and Insurance Services and several of its officers and representatives prohibiting continued misleading and deceptive marketing practices.

Although the company is not registered or licensed to conduct an insurance business in Ohio, it has sold "pension maximization" life insurance here in recent years under a variety of names, including "Retirement for State Teachers Systems", and "RSTS." "STRS Alternative," "EFS." The name "Educators Financial Services" AND "American Teachers Association" have also been used on similar solicitations, though we are still trying to verify whether there are connections to Equita or its president Richard G. Wolfe or another of its corporate representatives, Judy Hudson.

Their pitch to sell life insurance in lieu of joint survivor annuity options is delivered by "notices" that look like official communications. Ads styled to look like government documents purport to inform members of recent legislative changes (even when no such changes have taken place) that require members to act immediately to protect their retirement accounts. They offer information about STRS accounts and benefits. The solicitations create the appearance that the retirement system is urging members to send it a business reply return card, evidently known in this business as a "lead card." But the reply cards actually go to a marketer at a post office box most often in Ohio. but also Texas, California, the District of Columbia.

Follow up contacts are by local insurance who seem to members to be STRS field counselors. They tell members that they will be doing field visits at their schools on a specified date and try to schedule successive appointments in the teachers' lounges to provide "account information." The agents come to the meetings equipped with ..printouts" of the members' SIRS accounts and benefit "estimates."

We have not been able to learn how the company gets member names/addresses or how it prepares listings of a member's yearly earnings and contributions. Member names and address lists sorted by zip code are public records under the0hio statutes. But STRS Ohio tracks all such requests. We have never been able to identify a public records request that appears to relate to or correlate with the solicitations. So it appears that the names and addresses for the solicitation must come either from the employer where they would be a matter of public record or from coworkers or local teacher organizations.

Under the Ohio statutes, however, member service credit and contribution records may be released only upon a member's written authorization. And no release or authorization for release of SIRS account information had taken place in any of the specific cases we've been able to identify. Since most employee information including salaries and service are public records of the employer, the best guess is that the printouts" and "estimates" supplied by the agent are constructed by applying the statutory contribution rates and benefit formulas to service and salary data publicly available from employers. Perhaps avoidance of discovery on the issue is one reason the company did not oppose the application for a temporary restraining Now order and immediately agreed to a permanent restriction.

Shortly before suit was filed last summer, I sat at a table in an elementary school library, next to a teacher there who was both alert to our warnings about misleading marketers and willing to testify if needed. The local agent answered questions about purchasing service credit and purported to provide other STRS information

But the pitch is that when a member retires, they can be money ahead by selecting a single life annuity and protecting any survivor by purchasing life insurance. Our retirement statutes automatically provide the higher of a formula or money purchase calculation, payable for the life of the retirant. Under another statute a member may choose a benefit reduced for his or her lifetime, but continuing after death to another beneficiary under any one of several actuarially equivalent optional plans of payment. Most of the optional plans are joint/survivorannuities, where all or part of the benefit continues for the life of the survivor beneficiary.

The reduction the retirant must take in his or her own benefit, of course, depends upon the age of the retirant, the age of the survivor beneficiary and the portion of the benefit that is to continue after the death of the retirantbased on membership mortality experience. The company's salespeople emphasize that the same monthly amount could be provided under a life insurance policy purchased at retirement, with a monthly premium less than the actuarial reduction needed to choose an optional plan. Not surprisingly, the salespeople do not mention that survivor beneficiaries receive annual COLA adjustments. Or that survivor beneficiaries receive the same supple mental "thirteenth check" that retirants receive. Or that SIRS Ohio has sought and achieved legislation providing ad hoc benefit in creases for survivor beneficiaries every few years. Or that a survivor beneficiary steps into the retirant's shoes as the primary beneficiary of health coverage.

So for most members, the insurance these companies are trying to sell is not a good bargain. But even if it were, the problem over the past ten years has been marketing that consciously and purposely misleads members into thinking that it is their retirement system contacting them or that their retirement system endorses or encourages what is being sold! We've done a repeated series of demand letters to this company and its officers and agents. And they've usually promptly replied demands from SIRS and from the Assistant Attorneys General who represent SIRS Ohio with letters saying that they certainly have no intention to mislead, that they've changed the lead card, that they'll instruct their local agents, etc. But nothing changes' except that the marketing that if anything the solicitations have become increasingly misleading.

The Texas company and its officers are not registered to do business in Ohio and are not licensed by the Ohio Department of Insurance. Since the Department primarily enforces the state insurance laws through license revocation proceedings, we did not succeed in trying to get the Department to investigate or pursue criminal charges. When we not able to get various Ohio law enforcement and regulatory officials to act, eventually we decided to initiate a lawsuit in the Ohio courts, alleging a violation of the Ohio Deceptive Trade Practices Act. Assistant Attorney General Christopher S. Cook won a TRO in Cincinnati from the Hamilton County Court of Common Pleas on August 22, 2000, with a permanent restraining order entered September 14, 2000, in State Teachers Retirement System of Ohio v. Equita Financial and Insurance Service, Inc., et al., Case No. A0004723.

The order enjoins Equita and its Texas officers Richard G. Wolfe, President, and Judy Hudson, as well as an Ohio agent, Herbert F. Baldhoff from doing business within Ohio as R.S.T.S. and/or Retirement for State Teachers Systems. Further, all defendants and their agents, representatives, servants, employees, partners, directors, share holders, successors and assigns, personally and through any corporate or other device are enjoined from any further actions in violation of the Deceptive Trade Practices act, as well as from any and all actions representing themselves as affiliated with or endorsed by the State Teachers Retirement System of Ohio.

We expected the company to continue its practice under one or more of the other names it has used or a new name. Our goal was to have a basis for being able to promptly initiate contempt proceedings. But we were surprised that it continued using the same leader cards during the period between the TRO and the permanent injunction. The ink was barely dry on the permanent en" when we began receiving reports of the same solicitation, only this time with the lead card returned to "EFS" at a Columbus Post Office. So we will shortly be filing a show cause motion.

The response to message I recently posted on the NAPPA list serve indicated that the same company may be using the same misleading marketing methods in Idaho, California and Texas. G. Wade Caldwell of Martin Drought & Torres in San Antonio has brought a number of suits against insurance companies that sell fraudulent 403(b) products, so we are currently trying to determine whether the same companies sell the life insurance products Equita tries peddle to our members.

We have also recently supplied information to an investigator with the Texas Department of Insurance. We will most likely be discussing federal mail fraud or RICO charges through FBI offices here in Ohio. Effectively, these operators have slithered through the cracks between state insurance and Consumer protection laws. We will be grateful for information and assistance from other public funds encountering the same problems. In the long run, of course, an educated and informed membership is the best protection against deception.

That is why we continue the newsletter articles, employer bulletins, alerts for employer bulletin boards, etc., we've done regularly in recent years. But until this summer, the misleading marketers have operated here with impunity, with absolutely no cost or consequence for deception. We plan to up the stakes!

11% IRR Always!!

                                      ---
                                      FIC
                                      ---
                                       |
                 ----------------------------------------------------------
                 |                                   |                    |
   ----------------------------           ---------------------         ----
   FIC Financial Services, Inc.            ILNA                         FLIC
   ----------------------------           ---------------------         ----
    |--------|------------|                 ^            ^
   ---    -------    ---------              |            |
   TCG    Paragon    JNT Group             |             |
   ---    -------    ---------            | 50%          |
    |                                    |               |
-------                                 |                |
TCG RIA                                | Ceded           |
-------                               |  Reinsurance     |
                                     |                   | Premium
                     ----------------                    |
                      A / A+ Carrier                     |
                                                         |
                        Strategic                        |
                     Alliance Partner                    |
                     ----------------                    |
                            ^                            |
                   Premium  |                            |
                            |                            |
    -----------------------------------------------------------------
                     Independent marketing Organizations
    -----------------------------------------------------------------
            #1                      #2                      #3
       200 MM LNA            Future Strategic        Future Strategic
    200 MM Strategic         Alliance Partner        Alliance Partner
    Alliance Partner
    -----------------------------------------------------------------
    ----------------         ----------------        ----------------
      Key Producers            Key Producers           Key Producers
        Managers                 Managers                Managers
        Partners                 Partners                partners
          IMOs                     IMOs                    IMOs
        --------                 --------                --------

                                                                        [LOGO]
                                                                     Otter Creek
                                                                      MANAGEMENT

Entities in Class Action Law Suit

                                       -----------------------------------
                                          Americo Insurance Group, Inc.
                                       f/k/a College Insurance Group, Inc.
                                       -----------------------------------
                                                        |
                                       -----------------------------------
                                        Americo Financial Services, Inc.

                                        3755 Capital of Texas Hwy. South
                                                    Suite 220
                                              Austin, TX 78704-6600
                                       -----------------------------------
                                                        |
               -----------------------------------------------------------------------------------
               |                                        |                                        |
--------------------------------        --------------------------------        ------------------------------------
Americo Financial Services, Inc.               Pension Consultants                Hudpac Holdings, Inc. (12/30/99)
    f/k/a NAP Partners, Inc.                and Administrators, Inc.                     f/k/a The NAP Group
   f/k/a Annuity Service Corp.                                                        of Texas, Inc. (2/16/93)
                                             Robert L. Myer Controls                   f/k/a Marketing Systems
    Robert L. Myer, President              Michael Cochran, President                   Group, Inc. (2/1/99)
  John Pesce, Sales Development            School Acct. Administration           f/k/a/ Flexplus Marketing (3/29/93)

3755 Capital of Texas Hwy. South        3755 Capital of Texas Hwy. South          William P. Tedrow, CEO ('97-'99)
            Suite 300                               Suite 300                       Robert L. Myer, Pres. & Dir.
      Austin, TX 78704-6600                   Austin, TX 78704-6600                Bill Hudson, Vice Pres. & Dir.
                                                                                Carolyn Griffin, Sec., Treas. & Dir.
   Reg. Agent: Robert L. Myer              Reg. Agent: Robert L. Myer
                                                                                  3755 Capital of Texas Hwy. South
                                                                                              Suite 300
                                                                                        Austin, TX 78704-6600

                                                                                     Reg. Agent: Robert L. Myer
--------------------------------        --------------------------------        ------------------------------------

7/9/2003

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Fort Worth Star-Telegram (TX)
November 10, 2002
Section: News
Edition: FINAL
Page: 1

               Schools skimmed on homework on benefit consultants
                                  YAMIL BERARD
                           Star-Telegram Staff Writer

Teacher retirement and benefit accounts were a headache for Texas school districts, so many snapped up a company's offer to administer the accounts for free.

In return, districts required teachers to attend meetings with representatives of the company, who explained how to enroll in school benefit plans -- and promoted the purchase of insurance annuities for an optional investment program.

Teachers didn't know that the representatives were sales agents working for high commissions from another company. Teachers weren't told that the administrative costs had been shifted to them. Some teachers were misled on investment returns, and they filed a class-action lawsuit.

Early this year, teachers won $10 million through the settlement of that lawsuit, which claimed that they were victims of fraudulent marketing by the companies. The settlement affected about 100,000 teachers and other school employees in Texas and California.

Now, two former executives of those companies have started a firm that has contracted with more than 80 Texas school districts, including the Dallas district and four districts in Northeast Tarrant County, to guide and review teacher retirement and benefit plans.

Some teachers groups have questioned whether the two former executives were involved in the practices targeted by the lawsuit and whether the districts scrutinized their backgrounds before signing on.

Officials of several school districts, including Keller Superintendent Charles Bradberry, Keller board President Jac Irvine and Northwest Superintendent Keith Sockwell, said they were not told about the class-action lawsuit when they signed up. They learned of the suit, which was filed by a group of Laredo teachers in July 1999, from the Star-Telegram.

"That raises a flag that says we may need to look at this more closely," said Irvine. "We want to make sure that everything has been thoroughly checked."

In interviews, the two owners of the firm, Mike Cochran and John Pesce, maintained that school districts knew of that lawsuit. "We, I, know that all the superintendents definitely know our

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background," Pesce said.

Cochran said: "Most people know my background or are somewhat aware of it."

After the Star-Telegram's inquiries, Cochran sent a memo to the Northeast Tarrant superintendents, saying that he and Pesce were not involved in improper activity.

Some problems did occur with the former family of companies for which they worked, Cochran wrote, because the cost of services was included in the products teachers purchased and because commissioned salespeople did not fully disclose investment information, despite the companies' best efforts.

Cochran and Pesce also said they were forced out after they objected to abuses when control of the companies changed hands.

Testimony in the class-action lawsuit paints a different picture.

Pesce and Cochran worked for Texas companies initially controlled by Bob Myer, who also had a stake in College Life insurance company. Pesce oversaw marketing at Myer's marketing company, NAP Partners, whose agents sold annuities and life insurance products on commission. Cochran was president of Pension Consultants and Administrators, which administered the school accounts.

About 90 percent to 95 percent of the annuities the agents sold were from College Life; the rest of the annuities were from another Myer company, Pesce said.

Pesce testified that the training that agents were given was weak, and that many agents provided misleading information about investments.

But Pesce and Cochran both maintained that practices didn't cross the line until Myer sold his interest in the companies to Americo in 1998.

Myer's attorney, Jody Scheske, also blames problems on Americo. Myer has a "high regard" for Pesce and Cochran, who he believes are "very knowledgeable" about teacher retirement plans, the attorney said.

An attorney for Americo, which is based in Kansas City, Mo., declined comment.

However, the teachers' attorney said that many of the lawsuit's complaints concern actions that occurred when Myer ran the companies. Americo was Myer's partner, then bought him out nine months before the suit was filed, attorney Wade Caldwell said. Americo is seeking to have Myer reimburse it for the $10 million settlement, and the two are in arbitration.

The class-action lawsuit alleged that Myer had created a financial house of cards. It also said that Myer intended to steer teachers to inferior investments.

Cochran and Pesce were not defendants in the lawsuit, and no court has declared them responsible for actions targeted by the lawsuit. But both were heavily involved in those activities, Caldwell said. "They were definitely in the thick of it," he said. "When they quit, they tried to distance themselves."

Caldwell had also sued a Myer company on behalf of teachers in the early 1990s in another class-action case that resulted in an $11 million settlement.

Sales strategy

NewsLibrary Document Delivery                                        Page 3 of 8


Cochran and Pesce helped Myer map a strategy that sent sales soaring.

Cochran joined Myer in 1993. In 1994 he helped Myer win an endorsement from the Texas Association of School Administrators, for which Myer paid $15,000 to $20,000, testimony shows. Myer wanted to tap the endorsement to get a foot in the door at school districts to sell annuities.

At the time, Myer's business with school districts was primarily administering benefit plans for a fee, but cases came and left at an alarming rate. Also, a crowded field of companies were selling investment products to teachers for the optional retirement plan known as 403(b).

When Pesce joined Myer in 1995, he brought a new business strategy: free administration in exchange for the right to sell products. School districts would have to pay only if they didn't go along with the sales deal.

Districts flocked in. "So in 1995 we went from 10,000 participants under management to about 40,000 in about an eight-month time period," Cochran testified.

Most districts did not bother to see whether other companies would offer the same deal, Pesce testified. If some districts wanted to, Pension Consultants and Administrators supplied a sample request for proposal, a move that Caldwell said was intended to steer business to one company.

With the programs, College Life annuities sales "went through the roof," Pesce testified.

The arrangement helped elbow out competitors because agents had guaranteed access to teachers, their payroll information, and the district's apparent stamp of approval, according to testimony.

Among those who reaped the profits was Pesce, who shared in what he called the "house's money" of commissions after agents and other expenses were paid. "We ran it as just as a pool, a profit pool, if you will, and we shared in the profits. 'We' being Bob Myer, myself, and through the years it had been three or four people...," he testified.

But the class-action lawsuit said that Myer's business was built on deception.

Insurance law

Pesce testified that "to put them at ease," school districts were told that agents were salaried. But he said that agents were commissioned.

Teachers often didn't know that they were paying the administrative costs, Cochran testified. Those costs were significant -- districts saved hundreds of thousands of dollars a year. But the arrangement cost more to teachers than if districts paid a fee, Cochran said.

The agents were presented to teachers as representatives of the administrative company, Pension Consultants and Administrators. But they primarily were College Life salespeople from the marketing company, NAP Partners.

The distinction between administration and marketing is key under state insurance law. In Texas, a third-party administrator cannot at the same time market insurance products. The provision is intended to avoid potential conflicts of interest, state officials said.

"They must keep those activities separate," said Lee Jones, a spokesman for the Texas Department of Insurance.

The agents weren't supposed to talk about the optional investments at the group meetings, but many did, Pesce said, despite some company efforts to stop them.

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Pension Consultants and Administrators had only three employees to monitor all its agents in California and Texas, Cochran said.

In the individual meetings, agents would discuss employees' benefits, complete their enrollment, and then make a sales pitch, Pesce testified.

The Department of Insurance was concerned that the dual roles violated the law, Cochran testified. The company decided that it could meet the letter of the law if it disclosed when agents were acting as administrators, and when they were sales agents. He described the separation as a "Chinese wall" that was hard to maintain.

Teachers also were misinformed about investment products, testimony shows.

The brochure touting one College Life product had a sticker on the front showing a "current bonus rate of 7.01 percent." Pesce testified he was concerned that most teachers wrongly thought they would get that return on their money, and agents didn't understand what they were selling. But he also said, "I didn't have a problem with using this product, obviously. I mean, we sold a lot of it."

Inadequate training was one reason that agents often did a poor job of explaining investments, Pesce testified.

"We trained them wherever we could, at night in a hotel room. ... Sometimes we would do it just wherever we would get them trained because we had so many business [sic] coming in that we were just trying to keep up with it.

"And then it just got to a point where -- the training program was always in place, but sometimes it had to be bypassed because of the demands of the market."

Executives leave

In October 1998, Myer sold his interest in the companies to his partner Americo in a $40 million deal that retained him as a marketing consultant, court documents show.

In their testimony, Pesce and Cochran said that's when the problems began.

They testified that Americo removed any distinction between administration and marketing.

"It was, as I call it, a free-for-all, basically," Pesce said.

Pesce said that when he objected, Americo dismissed his concern.

He said that he also objected to a new annuity product that seemed to promise a return based on a stock market index. The returns were much less, he said.

What's more, Americo offered commissions that encouraged agents to roll over other investments into the annuity, though teachers had to pay a stiff penalty.

Myer's attorney also blames Americo, tracing the problems to Americo's annuity. "All that occurred after Myer sold the company," Scheske said.

But for months after the lawsuit was filed, Pesce defended Americo to school district clients.

Pesce was fired in October 1999, accused by Americo of leaking confidential information. Cochran resigned in November 1999.

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"In any business, you can have an evolution from something good to something that isn't so good," Cochran told the Star-Telegram. "I was there at a time when I felt I was doing something of value for schools, and when I didn't, I left."

Their departure from the company aided the teachers' lawsuit.

Cochran, in a nine-page memo to Myer when he resigned, listed ethical violations he said Americo had committed. Because of those, he wrote, Americo had violated his employment contract. Pesce and Cochran say that the letter helped the teachers win the settlement.

"Wade [Caldwell] would be able to tell you that we're the ones that exposed that company," Pesce said.

Caldwell said that the letter was helpful but that Cochran's goal in writing it was to establish reasons that he should be free to compete for Americo's clients. "That was his primary motivation," Caldwell said.

Caldwell said that Myer was the mastermind behind the companies' structure and culture that resulted in teachers being steered to bad investments.

Myer's strategy also left the companies financially shaky by the time they were sold, the class-action lawsuit contends.

Best Insurance Reports had said in 1998 that College Life's capital and surplus levels had declined for four straight years, the suit states.

College Life had paid out so much in commissions to agents -- $16.5 million -- and so much to owners and shareholders of its parent companies that it had to reinsure part of its annuity business with weak affiliated companies, which also had bleak outlooks, Best Reports said, according to the suit.

Americo alleges that Myer sold his interest in the companies because he knew they were a likely lawsuit target, Caldwell said. It now wants Myer to reimburse it for the costs of settling the class-action suit, Scheske said.

'Almost sole source'

By a court-approved settlement, Cochran and Pesce could not solicit business with NAP Partners or the school district clients of Pension Consultants and Administrators until this past January. The clients included the Mansfield, Northwest, Carroll and Birdville districts.

Now, their company, Total Compensation Group Consulting, formed in late November 1999, has a hefty share of the North Texas school market for handling a variety of services.

"They just have a growing reputation in the state," said Bill Smith, associate director of Education Service Center Region 10. Total Compensation Group Consulting created a plan this year for the 81 school districts in the region.

"They're almost the sole source, as far as the education community is concerned," Smith said.

What attracted the attention of several districts was TCG Consulting's promotion of a teacher retirement account that would create incentives for recruitment, retention or attendance.

Under the plan, a district would contribute money to the accounts of teachers who meet specified

NewsLibrary Document Delivery                                        Page 6 of 8


goals for attendance and service. The plan can also be written to reward teachers in competitive fields, such as math and science.

In the Hurst-Euless-Bedford district, which signed on, "The whole purpose is to improve attendance among teachers and other key personnel," Superintendent Gene Buinger said.

TCG Consulting has also contracted with school districts to establish and administer other retirement accounts. With one-third of its clients, TCG Consulting also serves as an investment adviser, helping oversee investment choices and administration, Pesce said.

TCG Consulting charges districts a flat fee, usually $10,000 to $25,000, depending on the size of the district. In some districts, it also receives a fee based on a percentage of investment assets, paid either by district funds or the teachers' investment pool.

"We're cheap, we're a small company. We don't have any overhead," Cochran said.

TCG Consulting plans carry lower fees than those charged by insurance companies, who compete for these accounts, said Caldwell, who reviewed some of the plans at the request of the Star-Telegram.

"I think generally that Cochran and Pesce have tried to break away from the business model that these companies were using that we sued," Caldwell said.

Issue of disclosure

But in their pitch, TCG Consulting has made some statements that seem to fall short of full disclosure.

The company emphasizes that if it is hired as an investment adviser, it will provide districts with another wall of protection from lawsuits if investments go bad.

"The more protection for school districts, the better," Pesce said.

But Texas school districts are immune from most lawsuits, including those related to poor investment decisions or market downturns, said Tom Myers, the attorney for the Grapevine-Colleyville and Keller school districts.

Pesce and Cochran have also told districts that they aren't affiliated with any insurance company or securities firm. The company's Web site makes the same claim, stating, "TCG Consulting is completely independent. ..."

However, according to Pesce's filing with the National Association of Securities Dealers, he is a principal of and stockbroker for QA3 Financial Corp., a broker-dealer company listed with the same address as TCG Consulting in Austin.

Pesce is licensed to sell various securities. He is also listed with the Texas Department of Insurance as an active agent, licensed to do business with more than 20 companies.

Pesce said he worked as an agent more than 10 years ago and only receives residual commissions from two companies.

As a school consultant, he said, "all I'm doing is providing information for the districts to set up an investment advisory committee and procedures for how to set up the committees.

"If you look ... I don't direct the funds. I don't invest the funds, I'm simply there as a consultant."

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On the Web site, Pesce and Cochran claim credit for the growth of Myer's companies, but the site does not disclose the lawsuit.

Pesce told the Star-Telegram that he was not aware of improper practices for most of the time he was with NAP Partners.

"When I did find out what was happening, I stepped up to the plate and made noise about it and was fired."

But experts on business management said that executives in positions such as those that Pesce and Cochran held had to be aware of company policies and actions, and that they are considered responsible for actions by subordinates.

"Generally speaking, the CEO or the president of an organization is held accountable for the behavior of his subordinates," said John Slocum, a professor of management and organization at Southern Methodist University.

Andrew Szilagyi, professor of management at the University of Houston, agreed. "There's a basic management principle that says 'No surprises for the boss.' That's Management 101," he added.

In his memo to districts, Cochran indicated that he and Pesce might be targeted by critics because of their financial acumen.

"Not many people who do consulting in this arena have the type of hands-on experience and understanding of these products that we have," Cochran wrote. "Thus, our analysis of the insurance and financial services companies' charges and fees often reveal what some would consider to be fees that are 'hidden' to the average buyer. Revealing all of these costs in our analyses has made us less than popular at times with some of these companies."

District recommendations

For their part, many school districts did perfunctory background checks. The Hurst-Euless-Bedford school district relied on the Securities and Exchange Commission, which licenses investment advisers, to weed out any problems, said Buinger, the superintendent. H-E-B has chosen TCG Consulting to consult on accounts and serve as investment adviser, he said.

Some districts hired TCG Consulting after obtaining a recommendation from other districts. Other districts asked their attorney to determine if there was any reason not to hire them, and the attorneys cleared them for approval. Several district officials said attorneys didn't tell them of the class-action lawsuit. After Cochran sent his letter, the attorneys checked the class-action lawsuit, then advised the districts that Pesce and Cochran were not defendants and that their testimony had helped the teachers, officials told the Star-Telegram.

After receiving Cochran's letter, the Grapevine-Colleyville district put the brakes on an Oct. 28 vote on hiring TCG Consulting as investment adviser.

Grapevine-Colleyville Superintendent Kevin Singer said that he consulted with his business officer and that they decided to check other information before making a recommendation.

"It wasn't pressing for us to name them as the investment adviser right now," he said.

Sockwell, the superintendent of the Northwest district, said that after receiving Cochran's letter, he was comfortable with TCG Consulting. The district has named the company as its consultant and investment adviser.

Bradberry, superintendent of the Keller district, said he is waiting for a report from the district's attorney, who was looking into the background of TCG Consulting officials.

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Teachers groups said they want assurances that Cochran and Pesce weren't involved in activities that misled teachers.

"The whole thing is a great concern," said Aimee Bolender, president of the Alliance-American Federation of Teachers, Dallas chapter. "We want to be sure that teachers are getting the best possible product available, and we want to be sure that the people delivering are of the highest quality and character that they can possibly be."

Teachers groups say they are disappointed with the low level of scrutiny school districts provided.

The Grapevine-Colleyville school board was among the rare boards that questioned TCG Consulting's work, said Steven Poole, associate director of the United Educators Association. The Keller board had limited discussion.

Thorough discussions might have revealed the class-action lawsuit, Poole said.

"Our members attended many school board meetings where the [retirement] plans were discussed. This information was never shared by TCG at any time," Poole said. "It's very disappointing that this information is being revealed now."

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                       Copyright 2002 Star-Telegram, Inc.